Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

JOHN MARSHALL BANCORP, INC.

GEORGE Sub, Inc.

AND

EAGLE FINANCIAL SERVICES, INC.

Dated as of September 7, 2026

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ii

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Exhibit A-1 – Form of EFSI Voting Agreement

Exhibit A-2 – Form of JMSB Voting Agreement

Exhibit B – Plan of Merger

Exhibit C – Form of Subsidiary Plan of Merger

Exhibit D – Form of Holding Company Plan of Merger

EFSI Disclosure Memorandum

JMSB Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 7, 2026, by and among John Marshall Bancorp, Inc., a Virginia corporation (“JMSB”), George Sub, Inc., a Virginia corporation and wholly-owned subsidiary of JMSB (“Merger Sub”) and Eagle Financial Services, Inc., a Virginia corporation (“EFSI”).

Preamble

The respective boards of directors of EFSI, JMSB and Merger Sub have adopted this Agreement and determined and declared that this Agreement and the transactions contemplated hereby, including the Plan of Merger (as defined below), are advisable and in the best interests of their respective companies and their respective shareholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and pursuant to the Plan of Merger, substantially in the form of Exhibit B hereto (“Plan of Merger”), Merger Sub will merge with and into EFSI (the “Merger”), with EFSI as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Intermediate Surviving Corporation”) and immediately thereafter the Intermediate Surviving Corporation will merge with and into JMSB, with JMSB as the surviving corporation (sometimes referred to in such capacity as the “Surviving Corporation”) (the “Holding Company Merger”).

Simultaneously with the Merger, Bank of Clarke, a Virginia state-chartered bank and wholly owned subsidiary of EFSI (“Bank of Clarke”), will merge with and into John Marshall Bank, a Virginia state-chartered bank and wholly owned subsidiary of JMSB (“John Marshall Bank”), with John Marshall Bank as the surviving bank (the “Bank Merger,” and together with the Merger and the Holding Company Merger, the “Mergers”).

As a condition and an inducement for JMSB to enter into this Agreement, each of the directors and certain executive officers of EFSI have simultaneously herewith entered into a voting agreement (the “EFSI Voting Agreements”), in the form of Exhibit A-1.

As a condition and an inducement for EFSI to enter into this Agreement, each of the directors and certain executive officers of JMSB have simultaneously herewith entered into a voting agreement (the “JMSB Voting Agreements”), in the form of Exhibit A-2.

It is the intention of the Parties that each of (i) the Merger and the Holding Company Merger, taken together, and (ii) the Bank Merger, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code in respect thereof.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

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Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1.	Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into EFSI in accordance with applicable provisions of the VSCA with the effects set forth in the VSCA and the Plan of Merger. EFSI shall be the surviving corporation resulting from the Merger (sometimes referred to in such capacity as the Intermediate Surviving Corporation), and shall (a) continue its corporate existence under the laws of the Commonwealth of Virginia and (b) succeed to and assume all the properties, rights, liabilities and obligations of Merger Sub in accordance with the VSCA. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease.

1.2.	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, New York 10001, or by electronic exchange of documents at 10:00 a.m., Eastern Time, on the date that the Effective Time occurs, or at such other place, date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”).

1.3.	Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Commonwealth of Virginia State Corporation Commission (the “VSCC”). Upon the terms and subject to the conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in ARTICLE 8 first occurs (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions at the Effective Time) by filing articles of merger containing the Plan of Merger with the Clerk of the VSCC in accordance with the applicable provisions of the VSCA; provided, that in no event shall the Effective Time occur prior to January 1, 2027.

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1.4.	Charter.

(a)           The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Intermediate Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

(b)           The Articles of Incorporation, as amended, of JMSB in effect immediately prior to the Second Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.5.	Bylaws.

(a)           The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Intermediate Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

(b)           The bylaws of JMSB, in effect immediately prior to the Second Effective Time, shall be amended prior to the Closing with such amendments as the Parties agree to, and as so amended shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.6.	Directors and Officers.

(a)           The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of the Intermediate Surviving Corporation from and after the Effective Time in accordance with the articles of incorporation and bylaws of the Intermediate Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time shall serve as the officers of the Intermediate Surviving Corporation from and after the Effective Time in accordance with the articles of incorporation and bylaws of the Intermediate Surviving Corporation.

(b)           Following the Effective Time, (i) the directors of JMSB shall be as set forth in Section 7.15 of this Agreement and (ii) the executive officers of JMSB shall be as set forth in Section 7.15 of this Agreement, in each case, with such individuals to serve until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office in accordance with the articles of incorporation and bylaws of JMSB and applicable Law. Following the Second Effective Time, the directors and executive officers of the Surviving Corporation shall remain those of JMSB as of immediately prior to the Second Effective Time and as set forth in Section 7.15 of this Agreement and with such individuals to serve until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable Law.

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1.7.	Bank Merger and Holding Company Merger.

(a)           Simultaneously with the Merger, Bank of Clarke shall be merged with and into John Marshall Bank, with John Marshall Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of Bank of Clarke shall cease. The Parties agree that the Bank Merger shall become effective simultaneously with the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in the form attached as Exhibit C hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) EFSI shall cause the board of directors of Bank of Clarke to approve the Subsidiary Plan of Merger, EFSI, as the sole shareholder of Bank of Clarke, shall approve the Subsidiary Plan of Merger and EFSI shall cause the Subsidiary Plan of Merger to be duly executed by Bank of Clarke and delivered to JMSB, and (ii) JMSB shall cause the board of directors of John Marshall Bank to approve the Subsidiary Plan of Merger, JMSB, as the sole shareholder of John Marshall Bank, shall approve the Subsidiary Plan of Merger and JMSB shall cause the Subsidiary Plan of Merger to be duly executed by John Marshall Bank and delivered to EFSI. Prior to the Effective Time, EFSI shall cause Bank of Clarke, and JMSB shall cause John Marshall Bank, to execute and file such applicable articles of merger containing the Subsidiary Plan of Merger, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Merger.

(b)           Immediately following the Merger, the Intermediate Surviving Corporation shall be merged with and into JMSB, and the separate corporate existence of the Intermediate Surviving Corporation shall thereupon cease and JMSB shall continue as the Surviving Corporation, and shall (i) continue its corporate existence under the laws of the Commonwealth of Virginia and (ii) succeed to and assume all the properties, rights, liabilities and obligations of the Intermediate Surviving Corporation in accordance with the VSCA. The Holding Company Merger shall be implemented pursuant to a plan of merger, in the form attached as Exhibit D hereto (the “Holding Company Plan of Merger”). Immediately following the Merger, JMSB and the Intermediate Surviving Corporation shall cause the Holding Company Merger to become effective by filing articles of merger containing the Holding Company Plan of Merger with the Clerk of the VSCC in accordance with the applicable provisions of the VSCA (the “Second Effective Time”). Prior to the Second Effective Time, JMSB shall, and shall cause the Intermediate Surviving Corporation to, execute and file such applicable articles of merger, and such other documents and certificates as are necessary to make the Holding Company Merger effective immediately following the Merger.

1.8.	Tax Consequences.

It is intended that each of (i) the Merger and the Holding Company Merger, taken together, and (ii) the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is hereby adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code for each of the Merger and the Holding Company Merger, taken together, and the Bank Merger.

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Article 2
MANNER OF CONVERTING SHARES

2.1.	Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time (other than in the case of clause (f)), by virtue of the Merger and Holding Company Merger and without any action on the part of JMSB, Merger Sub, EFSI, Intermediate Surviving Corporation or the shareholders of any of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a)           Each share of capital stock of JMSB issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of JMSB from and after the Effective Time and shall not be affected by the Merger.

(b)           All shares of capital stock of EFSI issued and outstanding immediately prior to the Effective Time that are held by EFSI, any EFSI Subsidiary, JMSB or any JMSB Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted, collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)           Each share of EFSI Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive 2.00 shares (the “Exchange Ratio”) of JMSB Common Stock (the “Merger Consideration”).

(d)           Each share of EFSI Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of EFSI that immediately prior to the Effective Time represented shares of EFSI Common Stock shall cease to have any rights with respect to such EFSI Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.4, a Fractional Share Payment payable with respect to such EFSI Common Stock or any dividends or distributions pursuant to Section 3.1(d).

(e)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of EFSI, as the Intermediate Surviving Corporation.

(f)           At the Second Effective Time, each share of capital stock of the Intermediate Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled without any conversion thereof or payment of any consideration therefor, and the capital stock of JMSB shall be unaffected by the Holding Company Merger and shall remain outstanding as capital stock of the Surviving Corporation and shall not be affected by the Holding Company Merger.

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2.2.	Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (f) and to Section 6.4(d), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of EFSI Common Stock or securities convertible or exchangeable into or exercisable for shares of EFSI Common Stock or the issued and outstanding shares of JMSB Common Stock or securities convertible or exchangeable into or exercisable for shares of JMSB Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change; provided, that, in any case, nothing in this Section 2.2 shall be construed to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.3.	Treatment of Equity Awards.

(a)           Treatment of EFSI Restricted Stock Awards. As of immediately prior to the Effective Time, (i) each award of EFSI Common Stock subject to time-based, performance, or other vesting or lapse restrictions (each, an “EFSI Restricted Stock Award”) that is outstanding under any EFSI Stock Plan immediately prior to the Effective Time, shall, to the extent not vested, become fully vested; provided, that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the target level; and (ii) at the election of the holder of an EFSI Restricted Stock Award, which shall be delivered to EFSI no earlier than 15 Business Days prior to the Effective Time and no later than five Business Days prior to the Effective Time, each EFSI Restricted Stock Award shall either be (A) converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of EFSI Common Stock subject to such EFSI Restricted Stock Award immediately prior to the Effective Time, with any fractional shares rounded down to the nearest whole share of JMSB Common Stock or (B) canceled in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (x) the Exchange Ratio, (y) the number of shares of EFSI Common Stock represented by such EFSI Restricted Stock Award, and (z) the Average Closing Price; less any required withholding Taxes; provided, that to the extent that a holder fails to timely make an election the EFSI Restricted Stock Award shall receive the treatment set forth in (A). Notwithstanding the foregoing, any EFSI Restricted Stock Awards granted after the date of this Agreement and before the Closing Date (otherwise in compliance with the terms of this Agreement) (the “New EFSI Restricted Stock Award”) shall not vest as a result of the transactions contemplated by this Agreement and instead shall continue to vest following the Effective Date in accordance with the vesting schedule and terms and conditions of the applicable EFSI Restricted Stock Award subject to adjustments for the transactions contemplated by the Agreement. At the Effective Time, each New EFSI Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted automatically into a time-based JMSB Restricted Stock Award with the same terms and conditions as were applicable under such New EFSI Restricted Stock Award prior to the Effective Time (including vesting terms, but excluding performance-based vesting conditions which shall be deemed to have been satisfied at the target level) (the “New JMSB Restricted Share Award”). The number of shares of JMSB Common Stock subject to each New JMSB Restricted Share Award shall be equal to the product (rounded to the nearest whole share) of (x) the Exchange Ratio and (y) the number of shares of EFSI Common Stock represented by such New EFSI Restricted Stock Award.

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(b)          Treatment of JMSB Restricted Stock Awards. As of immediately prior to the Effective Time, each JMSB Restricted Stock Award that is outstanding under any JMSB Stock Plan immediately prior to the Effective Time, shall, to the extent not vested, become fully vested; provided, that, a holder of a JMSB Restricted Stock Award may elect, with such election to be delivered to JMSB no earlier than 15 Business Days prior to the Effective Time and no later than five Business Days prior to the Effective Time, for each JMSB Restricted Stock Award to be canceled in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (x) the number of shares of JMSB Common Stock represented by such JMSB Restricted Stock Award, and (z) the Average Closing Price; less any required withholding Taxes. Notwithstanding the foregoing, any JMSB Restricted Stock Awards granted after the date of this Agreement and before the Closing Date (otherwise in compliance with the terms of this Agreement) shall not vest as a result of the transactions contemplated by this Agreement and instead shall continue to vest following the Effective Date in accordance with the vesting schedule and terms and conditions of the applicable JMSB Restricted Stock Award.

(c)           Payment by Surviving Corporation. To the extent that a holder elects to receive cash payment in respect of the EFSI Restricted Stock Awards or JMSB Restricted Stock Awards, as applicable, then the Surviving Corporation will pay to the holders of such EFSI Restricted Stock Awards or JMSB Restricted Stock Awards, as applicable, the amounts described in Section 2.3(a) or Section 2.3(b), as applicable, as promptly as practical but in any event no later than the third regularly scheduled payroll date of the Surviving Corporation.

(d)           EFSI ESPP. EFSI shall take all actions necessary or required under the EFSI 2026 Employee Stock Purchase Plan (the “EFSI ESPP”) to provide that, (i) any current offering period under the EFSI ESPP shall end on the earlier of (x) the date such offering period was otherwise scheduled to end and (y) five (5) Business Days before the Closing Date, (ii) no employee may commence participation in the EFSI ESPP following the date of this Agreement, (iii) no EFSI ESPP participant may increase such participant’s rate of contributions following the date of this Agreement, (iv) no new offering period under the EFSI ESPP shall be authorized or commenced after the date of this Agreement, (v) each EFSI ESPP participant’s accumulated contributions under the EFSI ESPP shall be used to purchase shares of EFSI Common Stock in accordance with the terms of the EFSI ESPP as of the end of the current offering period (as accelerated pursuant to clause (i) above), and (vi) in all events, the EFSI ESPP shall terminate in its entirety as of, and subject to, the Effective Time and no further rights shall be granted or exercised under the EFSI ESPP thereafter.

2.4.	Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of JMSB Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of JMSB shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of JMSB. Notwithstanding any other provision of this Agreement, each holder of shares of EFSI Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of JMSB Common Stock (after taking into account all Certificates or Book-Entry Shares of such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (a) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of JMSB Common Stock that such holder of shares of EFSI Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (b) the Average Closing Price (the “Fractional Share Payment”).

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Article 3
EXCHANGE OF SHARES

3.1.	Exchange Procedures.

(a)           Deposit of Merger Consideration. At or promptly following the Effective Time, JMSB shall deposit, or shall cause to be deposited, with Equiniti Trust Company, LLC, JMSB’s transfer agent, or another exchange agent selected by JMSB (the “Exchange Agent”), for the benefit of the holders of record of shares of EFSI Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”), for exchange in accordance with this ARTICLE 3, (i) evidence of JMSB Common Stock in book-entry form issuable pursuant to Section 2.1(c) for shares of EFSI Common Stock equal to the aggregate Merger Consideration and (ii) immediately available funds, to the extent determinable, for (A) any Fractional Share Payments and (B) after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by JMSB, provided, that no such investment or losses thereon shall affect the amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to JMSB. JMSB shall instruct the Exchange Agent to timely issue the Merger Consideration and pay the Fractional Share Payment, dividends or distributions, if any, in accordance with this Agreement.

(b)           Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, JMSB shall cause the Exchange Agent to mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of JMSB) a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates or Book-Entry Shares, if applicable, to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares, if applicable, for exchange and cancelation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Merger Consideration in non-certificated book-entry form and (ii) a check representing the amount of (A) any Fractional Share Payment (if any), and (B) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.1(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.

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(c)           Share Transfer Books. At the Effective Time, the share transfer books of EFSI shall be closed, and thereafter there shall be no further registration of transfers of shares of EFSI Common Stock. From and after the Effective Time, Holders who held shares of EFSI Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of EFSI Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor, subject, however, to JMSB’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by EFSI in respect of such shares of EFSI Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of EFSI Common Stock formerly represented thereby.

(d)          Dividends with Respect to JMSB Common Stock. No dividends or other distributions declared with respect to JMSB Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of JMSB Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of JMSB Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of JMSB Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of JMSB Common Stock.

(e)           Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time may, at the request of JMSB, be delivered to JMSB as the Surviving Corporation, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to JMSB Common Stock) to which they are entitled under this Agreement shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto (subject to applicable abandoned property, escheat or similar Law, as general creditors thereof).

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(f)            No Liability. None of JMSB, EFSI, Merger Sub, the Surviving Corporation, the Exchange Agent or any of their respective Affiliates, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of JMSB, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)          Withholding Rights. Each and any of JMSB, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as JMSB, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by JMSB, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by JMSB, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any Fractional Share Payment and dividend or distributions to which the Holder thereof is entitled pursuant to this Agreement.

(i)            Transferred Ownership. In the event of a transfer of ownership of EFSI Common Stock that is not registered in the transfer records of EFSI, payment of the Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to JMSB Common Stock) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of JMSB and Exchange Agent that such Tax has been paid or is not applicable.

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Article 4
REPRESENTATIONS AND WARRANTIES OF EFSI

Except as Previously Disclosed, EFSI hereby represents and warrants to JMSB as follows:

4.1.	Organization, Standing, and Power.

(a)           Status of EFSI. EFSI is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia, is authorized under the Laws of the Commonwealth of Virginia to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. EFSI is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI. EFSI is a bank holding company duly registered with the Federal Reserve under the BHC Act. True, complete and correct copies of the articles of incorporation and the bylaws of EFSI, each as in effect as of the date of this Agreement, have been delivered or made available to JMSB. The articles of incorporation and bylaws of EFSI comply with applicable Law.

(b)           Status of Bank of Clarke. Bank of Clarke is a direct, wholly owned Subsidiary of EFSI, is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, is authorized under the Laws of the Commonwealth of Virginia to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its properties and to conduct its business in the manner in which its business is now being conducted. Bank of Clarke is authorized by the Bureau of Financial Institutions of the VSCC (the “Virginia BFI”) and the Federal Deposit Insurance Corporation (the “FDIC”) to engage in the business of banking as a Virginia state-chartered bank. Bank of Clarke is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its properties or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI. True, complete and correct copies of the articles of incorporation and bylaws of Bank of Clarke, each as in effect as of the date of this Agreement, have been delivered or made available to JMSB.

4.2.	Authority of EFSI; No Breach by Agreement.

(a)           Authority. EFSI has the corporate power and authority necessary to execute, deliver, and, other than with respect to the consummation of the Merger, perform its obligations under this Agreement, and with respect to the consummation of the Merger, upon the approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of EFSI entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “EFSI Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers in compliance with the provisions of the Plan of Merger and the Holding Company Plan of Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of EFSI and Bank of Clarke (including, adoption by, and a determination by all of the members of the board of directors of EFSI that this Agreement and the Plan of Merger are advisable and in the best interests of EFSI’s shareholders and directing the submission of this Agreement, the Plan of Merger and the Merger to a vote at a meeting of shareholders), subject to the EFSI Shareholder Approval. This Agreement has been duly executed and delivered by EFSI. Subject to the EFSI Shareholder Approval, and assuming the due authorization, execution and delivery by JMSB, this Agreement represents a legal, valid, and binding obligation of EFSI, enforceable against EFSI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

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(b)          No Conflicts. Subject to the receipt of the EFSI Shareholder Approval, none of the execution, delivery or performance of this Agreement by EFSI, nor the consummation by EFSI of the transactions contemplated hereby including in compliance with the provisions of the Plan of Merger and the Holding Company Plan of Merger, nor compliance by EFSI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of EFSI’s articles of incorporation, bylaws or other governing instruments, or the articles of incorporation, bylaws or other governing instruments of Bank of Clarke and any other EFSI Entity or any resolution adopted by the board of directors or the equityholders of any EFSI Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (A) violate any Law or Order applicable to any EFSI Entity or any of their respective Assets, or (B) constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any EFSI Entity under, any of the terms, conditions or provisions of any Contract or Permit of any EFSI Entity or under which any of their respective Assets may be bound, except in the case of clause (B) above where such Defaults, losses or Liens have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI.

(c)          Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state securities Laws, the rules of Nasdaq, the VSCA, the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by EFSI or Bank of Clarke, as applicable, of the Mergers and other transactions contemplated in this Agreement. Subject to Section 10.14, as of the date hereof, EFSI has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

(d)           EFSI Debt. EFSI has no debt that is secured by Bank of Clarke capital stock or that has the right to vote on any matters on which shareholders may vote.

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4.3.	Capitalization of EFSI.

(a)           Ownership. The authorized capital stock of EFSI consists of (i) 10,000,000 shares of EFSI Common Stock and (ii) 500,000 shares of preferred stock, $10.00 par value per share. As of the close of business on the date of this Agreement, (A) 5,411,615 shares of EFSI Common Stock (excluding treasury shares) were issued and outstanding, (B) no shares of EFSI Common Stock were held by EFSI in its treasury, (C) 87,673 shares of unvested EFSI Restricted Stock Awards were issued and outstanding, and (D) no shares of EFSI preferred stock were issued and outstanding or held by EFSI in its treasury. As of the Effective Time, no more than (1) 5,414,400 shares of EFSI Common Stock will be issued and outstanding, and (2) no shares of EFSI preferred stock will be issued and outstanding or held by its treasury. As of immediately prior to the Effective Time, no more than 87,673 shares of EFSI Restricted Stock Awards (vested and unvested) will be issued and outstanding.

(b)          Other Rights or Obligations. All of the issued and outstanding shares of capital stock of EFSI are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable Laws. None of the outstanding shares of capital stock of EFSI has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of EFSI.

(c)           Outstanding Equity Rights. Other than the EFSI Restricted Stock Awards outstanding prior to the date of this Agreement and set forth in Section 4.3(a)(C), there are no (i) existing Equity Rights with respect to the securities of EFSI, (ii) Contracts under which EFSI is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of EFSI, (iii) Contracts under which EFSI is or may become obligated to register shares of EFSI’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which EFSI is a party or of which EFSI has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of EFSI, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of EFSI may vote. There are no Contracts pursuant to which EFSI is or could be required to register shares of EFSI’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of EFSI. No EFSI Subsidiary owns any capital stock of EFSI.

4.4.	EFSI Subsidiaries.

(a)           Capitalization of Bank of Clarke. The authorized capital stock of Bank of Clarke consists of 10,000,000 shares of common stock, par value $2.50 per share (the “Bank of Clarke Common Stock”), and 5,411,615 shares of Bank of Clarke Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Bank of Clarke Common Stock (and other equity interests in Bank of Clarke) are directly and beneficially owned and held by EFSI, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Securities Laws).

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(b)           Ownership of EFSI Subsidiaries. Section 4.4(b) of EFSI’s Disclosure Memorandum contains a complete and accurate listing of each EFSI Subsidiary (other than Bank of Clarke), indicating for each such EFSI Subsidiary its respective jurisdiction of organization and amount and ownership of equity securities thereof issued and outstanding and the owner thereof. EFSI or Bank of Clarke owns all of the issued and outstanding shares of capital stock (and other equity interests) of the EFSI Subsidiaries free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Securities Laws). Except for the capital stock or other voting securities of, or ownership interests in, the EFSI Subsidiaries or any capital stock or other voting securities owned in a fiduciary or similar capacity, EFSI does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(c)           Other Rights or Obligations. All of the issued and outstanding shares of capital stock of each EFSI Subsidiary are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in compliance in all material respects with applicable Laws. None of the outstanding shares of capital stock of any EFSI Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of EFSI.

(d)           Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of any EFSI Subsidiary, (ii) Contracts under which any EFSI Subsidiary are or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of any EFSI Subsidiary, (iii) Contracts under which any EFSI Subsidiary is or may become obligated to register shares of EFSI’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any EFSI Subsidiary is a party or of which EFSI has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any EFSI Subsidiary, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any EFSI Subsidiary may vote. There are no Contracts pursuant to which any EFSI Subsidiary is or could be required to register shares of any EFSI Subsidiary’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any EFSI Subsidiary.

(e)           Status of EFSI Subsidiaries. Each EFSI Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of the State of its jurisdiction, is authorized under the Laws of the State of its jurisdiction to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Each EFSI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI. True, complete and correct copies of the articles of incorporation, bylaws or other or other governing instruments of each EFSI Subsidiary, each as in effect as of the date of this Agreement, have been delivered or made available to JMSB. The articles of incorporation, bylaws and other governing instruments of each EFSI Subsidiary complies with applicable Law.

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4.5.	Regulatory Reports.

(a)           Regulatory Filings. Since January 1, 2023, each EFSI Entity has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority except where a failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of EFSI. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority. Subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any EFSI Entity, and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any EFSI Entity. Subject to Section 10.14 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of EFSI, investigation into the business or operations of the EFSI or the EFSI Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI. Since January 1, 2023, EFSI has been in material compliance with the then-applicable listing and corporate governance rules and regulations of Nasdaq.

(b)          EFSI SEC Reports. An accurate and complete copy of each SEC Report of EFSI (the “EFSI SEC Reports”) is publicly available. No such EFSI SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all EFSI SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of EFSI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by the SEC with respect to any of the EFSI SEC Reports.

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4.6.	Financial Matters.

(a)           Financial Statements. The EFSI Financial Statements included or incorporated by reference in the EFSI SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the EFSI Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial condition of the EFSI Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of the EFSI Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The EFSI Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of the EFSI Entities, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of the EFSI Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the EFSI Entities for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)          Call Reports. The financial statements contained in the Call Reports of Bank of Clarke for the periods ended on or after December 31, 2022, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Bank of Clarke as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Bank of Clarke to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Bank of Clarke as of the respective dates set forth therein and the results of operations and shareholders’ equity of Bank of Clarke for the respective periods set forth therein, subject to year-end adjustments.

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(c)           Systems and Processes. EFSI and each EFSI Entity has in place sufficient systems and processes that are customary for a financial institution the size of EFSI and such EFSI Entity and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the EFSI Financial Statements and such EFSI Entity’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to EFSI and such EFSI Entity’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in EFSI Financial Statements and such EFSI Entity’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to EFSI and such EFSI Entity’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2022, neither EFSI nor any EFSI Entity nor, to EFSI’s Knowledge, any Representative of any EFSI Entity has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of EFSI Financial Statements, any EFSI Entity’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any EFSI Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any EFSI Entity has engaged in questionable accounting or auditing practices. No attorney representing any EFSI Entity, whether or not employed by any EFSI Entity, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by EFSI or any of its officers, directors or employees to the board of directors of EFSI or any EFSI Entity or any committee thereof, or to any director or officer of EFSI or any EFSI Entity. To EFSI’s Knowledge, there has been no instance of fraud by any EFSI Entity, whether or not material.

(d)           Records. The records, systems, controls, data and information of the EFSI Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of an EFSI Entity or its accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI. EFSI and Bank of Clarke (i) have implemented, and maintain, disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) to ensure the reliability of the EFSI Financial Statements and to ensure that information relating to the EFSI Entities is made known to the principal executive officer, principal financial officer, or other members of executive management of EFSI by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the EFSI Entities, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the EFSI Entities are being made only in accordance with authorizations of management and directors of EFSI, and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the EFSI Entities that could have a material effect on its financial statements, and (ii) have disclosed, based on its most recent evaluation prior to the date hereof, to EFSI’s outside auditors and the audit committee of the board of directors of EFSI (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect EFSI’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in EFSI’s internal controls over financial reporting. To the Knowledge of EFSI, there is no reason to believe that EFSI’s outside auditors, its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

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(e)           Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the EFSI Financial Statements included in the EFSI SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for EFSI and the Bank of Clarke has not resigned or been dismissed as a result of or in connection with any disagreements with EFSI or Bank of Clarke on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7.	Books and Records.

The Books and Records of the EFSI Entities have been and are being maintained in the Ordinary Course in accordance and in compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by the EFSI Entities.

4.8.	Absence of Undisclosed Liabilities.

No EFSI Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2025, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of EFSI as of December 31, 2025 included in the EFSI Financial Statements at and for the period ending December 31, 2025.

4.9.	Absence of Certain Changes or Events.

(a)           Since December 31, 2025, there has not been a Material Adverse Effect on EFSI.

(b)           Since December 31, 2025, (i) the EFSI Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any EFSI Entity whether or not covered by insurance and (iii) none of the EFSI Entities have taken any action that would be prohibited by Section 6.2(b), (c), (d), (e), (f), (k), (l), (m), (o), (p) and (r), in each case, if taken after the date hereof.

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4.10.	Tax Matters.

(a)           All EFSI Entities have timely filed with the appropriate Tax authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the EFSI Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes required to be paid by any EFSI Entity (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the EFSI Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any EFSI Entity does not file a Tax Return that such EFSI Entity may be subject to Taxes by that jurisdiction.

(b)           None of the EFSI Entities has received any written notice of assessment or proposed assessment in connection with any amount of Taxes that remain unpaid or are unresolved, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any EFSI Entity that have not been fully resolved. None of the EFSI Entities has waived any statute of limitations in respect of any Taxes.

(c)           Each EFSI Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)           None of the EFSI Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the EFSI Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes), and none of the EFSI Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was EFSI) or has any Tax Liability of any Person under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”) or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which EFSI is parent), or as a transferee or successor.

(e)           During the two-year period ending on the date hereof, none of the EFSI Entities was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.

(f)           No EFSI Entity has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)          Each EFSI Benefit Plan, employment agreement, or other compensation arrangement of EFSI that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. No EFSI Entity has any obligation to gross-up or otherwise reimburse any Person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

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(h)           None of the EFSI Entities (nor JMSB or any of its Affiliates as a result of ownership of any EFSI Entity) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a change in a method of accounting for a taxable period ending on or prior to the Closing Date or use of an improper method of accounting (including pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law, or otherwise); (ii) a Tax ruling or agreement entered into with a Regulatory Authority, including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iv) a prepaid or deferred revenue amount received on or prior to the Closing Date; and (v) “long-term contracts” that are subject to a method of accounting provided in Section 460 of the Code or any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local law).

4.11.	Assets.

(a)           Each EFSI Entity has good and marketable title to, or good and valid leasehold interests in, those Assets reflected in the most recent EFSI Financial Statements as being owned or leased, as applicable, by such EFSI Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable or being contested in good faith pursuant to appropriate proceedings, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”).

(b)          Section 4.11(b) of EFSI’s Disclosure Memorandum sets forth a true, complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any EFSI Entity or otherwise occupied by a EFSI Entity or used or held for use by any EFSI Entity, including other real estate owned (collectively, the “EFSI Real Property”). There are no Persons in possession of any portion of any of the EFSI Real Property other than the EFSI Entities, and no Person other than a EFSI Entity has the right to use or occupy for any purpose any portion of any of the EFSI Real Property owned, leased or licensed by a EFSI Entity. A EFSI Entity is the fee simple owner of EFSI Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned EFSI Real Property. All leases of EFSI Real Property under which any EFSI Entity, as lessee, leases EFSI Real Property, are valid, binding and enforceable in accordance with their respective terms and such EFSI Entity has good and marketable leasehold interests to all EFSI Real Property leased by them. There is not under any such lease any material existing Default by any EFSI Entity or, to EFSI’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid. There are no pending or, to the Knowledge of EFSI, threatened condemnation or eminent domain proceedings against any EFSI Real Property.

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(c)           The Assets reflected in the most recent EFSI Financial Statements which are owned or leased by the EFSI Entities, and in combination with the EFSI Real Property, the Intellectual Property of any EFSI Entity, and contractual benefits and burdens of the EFSI Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the EFSI Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.12.	Intellectual Property; Privacy.

(a)           Each EFSI Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all material Intellectual Property necessary to carry on the business of such EFSI Entity as it is currently conducted. Each EFSI Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such EFSI Entity in connection with its business operations, and such EFSI Entity has the right to convey by sale or license any Intellectual Property so conveyed. No EFSI Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of EFSI threatened, which challenge the rights of any EFSI Entity with respect to Intellectual Property used, sold or licensed by such EFSI Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To the Knowledge of EFSI, the conduct of the business of each EFSI Entity and the use of any Intellectual Property by each EFSI Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to any EFSI Entity in writing that any EFSI Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any EFSI Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the trademarks “Bank of Clarke” and “Bank of Clarke Wealth Management” will be transferred to JMSB or John Marshall Bank in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides JMSB shall have right and title to the trademarks and trade names “Bank of Clarke” and “Bank of Clarke Wealth Management.” All of the EFSI Entities’ right to the use of and title to the names “Bank of Clarke” and “Bank of Clarke Wealth Management” will be transferred to JMSB in connection with the completion of the transactions contemplated by this Agreement.

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(b)          (i) The computer, information technology and data processing systems, facilities and services used by the EFSI Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “EFSI Systems”), are sufficient for the conduct of the respective businesses of the EFSI Entities as currently conducted, and (ii) the EFSI Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the EFSI Entities as currently conducted. There have not been any actual, suspected, or alleged Security Incidents or actual or alleged claims related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. There are no known data security, information security, or other technological vulnerabilities with respect to any EFSI Entity or with respect to the EFSI Systems that could adversely impact their operations or cause a Security Incident. The EFSI Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards consistent with the state of the art for the industry in which the EFSI Entities operate to ensure that the EFSI Systems are secure from loss, damage, and unauthorized access, use, modification, or other misuse and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each EFSI Entity has implemented commercially reasonable backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the EFSI Entities in all material respects. Each EFSI Entity has implemented and maintained commercially reasonable measures and procedures designed to mitigate the risks of cybersecurity breaches and attacks. Without limiting the generality of the foregoing, the EFSI Entities’ information security programs are designed to (i) identify internal and external risks to the security of the Personal Information, Business Data, and EFSI Systems; and (ii) implement, monitor and improve adequate and effective safeguards to control those risks. The EFSI Entities have timely and reasonably remediated and addressed any and all material audit or security assessment findings relating to its implementation of administrative, technical, and physical security measures. Each EFSI Entity employee has received training regarding information security that is relevant to each such employee’s role and responsibility within the business and such employee’s access to Personal Information, Business Data and EFSI Systems.

(c)           Each EFSI Entity and, to EFSI’s Knowledge, each Third Party Service Provider, has (i) at all times and remains in compliance with all Privacy and Information Security Requirements, and (ii) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by any EFSI Entity or any other Person. The EFSI Entities have implemented and maintain documented policies and procedures to ensure compliance with the Privacy and Information Security Requirements. Each EFSI Entity has provided all requisite notices and obtained all required consents, and satisfied all other requirements, necessary for the conduct of the business as currently conducted and in connection with the consummation of the transaction contemplated hereunder. The consummation of the transaction contemplated hereunder will comply with the Privacy and Information Security Requirements.

(d)           Each EFSI Entity has contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Information and EFSI Systems, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical, and physical safeguards, and (iii) restrict processing of Personal Information and ensure the return or adequate disposal or destruction of Personal Information. Each EFSI Entity has taken reasonable measures to ensure that Third Party Service Providers have complied with their contractual obligations.

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(e)           There is not currently pending or threatened Litigation against any EFSI Entity, including by any privacy regulator or other Regulatory Authority, with respect to privacy, cybersecurity, or the Processing of Personal Information, and there are no facts upon which such Litigation could be based.

(f)            Each EFSI Entity has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of EFSI, such trade secrets have not been disclosed by any EFSI Entity to any Person except pursuant to appropriate nondisclosure agreements.

(g)           Each current or former employee, consultant or contractor of the EFSI Entity who has contributed to the creation or development of any Intellectual Property owned by any EFSI Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the EFSI Entities, and the EFSI Entities are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for the EFSI Entities vesting all rights in work product created in the EFSI Entities.

4.13.	Environmental Matters.

(a)           Each EFSI Entity, and the EFSI Real Property are, and have been since January 1, 2023, in compliance, in all material respects, with all Environmental Laws.

(b)          There is no Litigation pending or, to the Knowledge of EFSI, threatened before any Regulatory Authority in which any EFSI Entity or any of the EFSI Real Property has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) the EFSI Real Property, nor is there any reasonable basis for any Litigation of a type described in this sentence. No EFSI Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that is or would reasonably be expected to be material to EFSI.

4.14.	Compliance with Laws.

(a)           Each EFSI Entity has, and since January 1, 2023 has had, in effect all Permits necessary for it to lawfully own, lease, or operate its Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would, reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI. There has occurred no Default under any such Permit and to the Knowledge of EFSI no suspension or cancelation of any such Permit is threatened. None of the EFSI Entities:

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(i)            is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

(ii)           is in material Default under any Laws, or in Default under any Orders, applicable to its business or employees conducting its business; or

(iii)          subject to Section 10.14, has since January 1, 2023 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any EFSI Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or in troubled condition.

(b)           Each EFSI Entity is, and since January 1, 2023 has been, in material compliance with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c)           Each director, officer, shareholder, manager, and employee of the EFSI Entities that has been engaged at any time in the development, use, or operation of the EFSI Entities and their respective Assets, and each EFSI Independent Contractor, is and has been in material compliance with all applicable Laws relating to the development, use, or operation of the EFSI Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of EFSI, threatened against any of the EFSI Entities or any of their respective directors, officers, members, Affiliates, managers, employees or EFSI Independent Contractors alleging any failure to so materially comply with all applicable Laws.

(d)           Bank of Clarke (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(e)           Since January 1, 2023, each EFSI Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any EFSI Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and in compliance, in all material respects, with applicable Laws. Since January 1, 2023, no EFSI Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are complete and correct and accurately reflect the assets of such fiduciary account.

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(f)            None of the EFSI Entities, or to EFSI’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of any EFSI Entity has, directly or indirectly, (i) used any funds of any EFSI Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any EFSI Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any EFSI Entity, (v) made any fraudulent entry on the Books and Records of any EFSI Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any EFSI Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any EFSI Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any EFSI Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of EFSI, threatened. Each EFSI Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each EFSI Entity has established and maintained a system of internal controls designed to ensure compliance by the EFSI Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(g)           As of the date hereof, EFSI, Bank of Clarke and each other insured depository institution Subsidiary of EFSI is “well-capitalized” (as that term is defined by applicable Law).

4.15.	Community Reinvestment Act Performance.

Bank of Clarke is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and EFSI has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Bank of Clarke having its current rating lowered such that it is no longer “satisfactory” or better.

4.16.	Labor Relations.

(a)           No EFSI Entity is the subject of any pending or, to the Knowledge of EFSI, threatened Litigation asserting that it or any other EFSI Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other EFSI Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No EFSI Entity, predecessor, or Affiliate of a EFSI Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to EFSI’s relationship or dealings with its employees, any labor organization or any other employee representative, and no EFSI Entity or Affiliate of a EFSI Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any EFSI Entity pending or threatened and there have been no such actions or disputes since January 1, 2023. To the Knowledge of EFSI, since January 1, 2023, there has not been any attempt by any EFSI Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any EFSI Entity. Section 4.16(a) of EFSI’s Disclosure Memorandum sets forth each EFSI Benefit Plan or other agreement with an employee pursuant to which a EFSI Entity incurs a penalty, liability or severance obligation upon the termination of employment of an employee of a EFSI Entity. Except as otherwise set forth on Section 4.16(a) of EFSI’s Disclosure Memorandum, the employment of each employee of EFSI Entity is terminable at will by the relevant EFSI Entity without any penalty, liability or severance obligation incurred by any EFSI Entity.

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(b)           Section 4.16(b) of EFSI’s Disclosure Memorandum separately sets forth all of EFSI’s employees, including for each such employee: name, job title, hire date, full- or part-time status, status as a regular, temporary or contract employee, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of EFSI’s Disclosure Memorandum), bonuses, incentives, or commissions paid the past three years, and visa and Green Card application status. To EFSI’s Knowledge, no employee of any EFSI Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way that currently adversely affects or restricts, or after the Closing will adversely affect or restrict, the performance of such employee’s duties. No Key Employee of any EFSI Entity has provided written notice to a EFSI Entity of his or her intent to terminate his or her employment with the applicable EFSI Entity as of the date hereof.

(c)           Section 4.16(c) of EFSI’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has provided personal services to any EFSI Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “EFSI Independent Contractors”) during the prior three years. A copy of each Contract relating to the services provided by any such EFSI Independent Contractor to a EFSI Entity has been made available to JMSB prior to the date hereof. The engagement of each EFSI Independent Contractor of each EFSI Entity is terminable at will by the relevant EFSI Entity without any penalty or liability incurred by any EFSI Entity.

(d)           The EFSI Entities have no leased employees or employees provided by a third party staffing or other entity (including any “leased employees” within the meaning of Code Section 414(n)).

(e)           The EFSI Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the EFSI Entities is and at all times has been in material compliance with all Laws governing the employment of labor and the withholding of taxes, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes. With respect to all split life insurance policies contributed to by a EFSI Entity or for which the premiums are paid by a EFSI Entity, the EFSI Entities have included as compensation for Tax purposes all amounts that are required to be so included.

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(f)            There are no, and since January 1, 2023 there have not been any, wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any EFSI Entity, nor, to EFSI’s Knowledge, are there any such claims or charges currently threatened by any employee of any EFSI Entity. To EFSI’s Knowledge, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g)          All of the EFSI Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, other United States immigration Laws, and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. The EFSI Entities have completed a Form I-9 (Employment Eligibility Verification) for each employee, and each such Form I-9 has since been updated as required by applicable Laws and is correct and complete in all material respects. Each individual who renders services to any EFSI Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under EFSI Benefit Plans).

(h)          Since January 1, 2023, none of the EFSI Entities has implemented any facility closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

(i)            Since January 1, 2023, (i) to the Knowledge of EFSI, no officer or director of any EFSI Entity has been the subject of an allegation of sexual harassment, sexual assault, discrimination, harassment or retaliation, and (ii) none of the EFSI Entities has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct, discrimination, harassment or retaliation by any employee or director of any EFSI Entity.

4.17.	Employee Benefit Plans.

(a)           EFSI has made available to JMSB prior to the execution of this Agreement, true, complete and correct copies (or if not written, a written summary of its terms) of each material EFSI Benefit Plan. “EFSI Benefit Plan” means an Employee Benefit Plan (including all amendments thereto), that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to by any EFSI Entity or EFSI ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which any EFSI Entity or any EFSI ERISA Affiliate has or may have any obligation or Liability. For the avoidance of doubt, the term “EFSI Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, EFSI Independent Contractors, or other beneficiaries of the EFSI Entity or any of its Affiliates are eligible to participate. Section 4.17(a) of EFSI’s Disclosure Memorandum has a complete and accurate list of all EFSI Benefit Plans required to be made available to JMSB pursuant to the first sentence of this Section 4.17(a). No EFSI Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. EFSI has made available to JMSB prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all EFSI Benefit Plans, (ii) the most recent determination letter or opinion letter from the IRS, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any EFSI Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, and (v) any non-routine notice, letter or other correspondence with the DOL, IRS, Pension Benefit Guaranty Corporation (“PBGC”), or any other governmental entity regarding a EFSI Benefit Plan.

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(b)          Each EFSI Benefit Plan is and has been maintained in material compliance with the terms of such EFSI Benefit Plan, and in material compliance with the applicable requirements of the Code, ERISA, and any other applicable Laws. Each EFSI Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that applies to the EFSI Benefit Plan and on which such EFSI Benefit Plan is entitled to rely. To EFSI’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such EFSI Benefit Plan. Within the past three years, no EFSI Entity has taken any action to take material corrective action with respect to any EFSI Benefit Plan or make a filing under any voluntary correction program of the IRS, DOL, or any other Regulatory Authority. All assets of each EFSI Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)           There are no pending, or to EFSI’s Knowledge, threatened or pending claims or disputes under the terms of, or in connection with, the EFSI Benefit Plans other than claims for benefits in the Ordinary Course, and, to EFSI’s Knowledge, no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any EFSI Benefit Plan. Neither EFSI nor any Affiliate of EFSI has engaged in any prohibited transactions for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any EFSI Benefit Plan and, to EFSI’s Knowledge, no prohibited transaction has occurred with respect to any EFSI Benefit Plan that would be reasonably expected to result in any Liability or excise tax under ERISA or the Code.

(d)          Neither EFSI nor any EFSI ERISA Affiliate has at any time in the past six years been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) any plan subject to Title IV of ERISA; (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iv) a self-funded health or welfare benefit plan; (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (vi) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

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(e)           Each EFSI Benefit Plan or other arrangement of a EFSI Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with the terms of such plan document and the requirements of Section 409A of the Code.

(f)            No EFSI Entity has any Liability or obligation to provide postretirement health or medical benefits to any EFSI Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.

(g)          All contributions required to be made to any EFSI Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any EFSI Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of the EFSI Entities.

(h)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any EFSI Entity, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (ii) limitation on the right of any EFSI Entity to amend, merge, terminate or receive a reversion of assets from any EFSI Benefit Plan or related trust, (iii) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, (iv) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit, or (v) payment of any amount that would, individually or in combination with any other payment, be treated as an “excess parachute payment” under Section 280G of the Code.

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4.18.	Material Contracts.

(a)           None of the EFSI Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by or subject to, any Contract, (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is an employment, severance, termination, consulting, or retirement Contract, (iii) relating to the borrowing of money by any EFSI Entity or the guarantee by any EFSI Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from any Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $500,000, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, (iv) which prohibits or materially restricts any EFSI Entity (or, following consummation of the transactions contemplated by this Agreement, JMSB or any of its Subsidiaries) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (v) relating to the purchase or sale of any goods or services by a EFSI Entity (other than Contracts entered into in the Ordinary Course with a term not in excess of two years and involving payments under any individual Contract not in excess of $200,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any EFSI Entity in the Ordinary Course), (vi) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right (including any exclusivity obligations) with respect to any material Assets, or rights of any EFSI Entity, taken as a whole, (vii) which limits the payment of dividends by any EFSI Entity, (viii) pursuant to which any EFSI Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (ix) that provides for (A) the disposition of any portion of the assets or business of the EFSI Entities, (B) the acquisition, directly or indirectly, of a portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), or (C) related to any disposition or acquisition that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations), (x) between any EFSI Entity, on the one hand, and (A) any officer or director of any EFSI Entity, or (B) to the Knowledge of EFSI, any (1) record or beneficial owner of 5% or more of the voting securities of EFSI, (2) Affiliate or family member of any such officer, director or record or beneficial owner, or (3) any other Affiliate of EFSI, on the other hand, except those of a type available to employees of EFSI generally, (xi) containing any standstill or similar agreement pursuant to which any EFSI Entity has agreed not to acquire Assets or equity interests of another Person, (xii) that provides for indemnification by any EFSI Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (xiii) with or to a labor union or guild (including any collective bargaining agreement), (xiv) that is a settlement, consent or similar Contract and contains any material continuing obligations of any EFSI Entity, (xv) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by EFSI or any of its Subsidiaries on thirty days or less notice without any required payment or other conditions, other than the condition of notice), and (xvi) any other Contract or amendment thereto that is material to any EFSI Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.18(a), whether or not set forth in EFSI’s Disclosure Memorandum together with all Contracts referred to in Sections 4.12 and 4.17(a), are referred to herein as an (“EFSI Contract”).

(b)          With respect to each EFSI Contract: (i) the EFSI Contract is legal, valid and binding on a EFSI Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no EFSI Entity is in material Default thereunder; (iii) no EFSI Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in material Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of EFSI, threatened cancellations of any EFSI Contract.

(c)           EFSI has made available to JMSB complete and correct copies of each EFSI Contract in effect as of the date hereof. All of the indebtedness of any EFSI Entity for money borrowed is pre-payable at any time by such EFSI Entity without penalty or premium.

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4.19.	Agreements with Regulatory Authorities.

Subject to Section 10.14, no EFSI Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy or liquidity, its ability to pay dividends, its credit or risk management policies, its management, its business, or Bank of Clarke’s acceptance of brokered deposits (each, whether or not set forth in EFSI’s Disclosure Memorandum, a “EFSI Regulatory Agreement”), nor has any EFSI Entity been advised in writing or, to EFSI’s Knowledge, orally, since January 1, 2023, by any Regulatory Authority that Bank of Clarke is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such EFSI Regulatory Agreement.

4.20.	Investment Securities; BOLI.

(a)           Each EFSI Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the EFSI SEC Reports, and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a EFSI Entity. Such securities are valued on the books of EFSI in accordance with GAAP.

(b)           Each EFSI Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that EFSI believes are prudent and reasonable in the context of their respective businesses, and each EFSI Entity has, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

(c)           EFSI has taken all actions necessary to comply in all material respects with applicable Law in connection with the purchase of bank owned life insurance (“BOLI”) owned by EFSI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the EFSI Financial Statements, in accordance with GAAP. All BOLI is owned solely by EFSI, and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. EFSI has no outstanding borrowings secured in whole or part by its BOLI.

4.21.	Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any EFSI Entity or for the account of a customer of any EFSI Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the EFSI Entity party thereto, (c) are in full force and effect and enforceable in accordance with their terms, and (d) no counterparty is in Default or has repudiated or waived any provision thereunder. EFSI Entities and, to the Knowledge of EFSI, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of EFSI, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the EFSI Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the EFSI Entities in accordance with GAAP.

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4.22.	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of EFSI, threatened against any EFSI Entity, or against any current or former director, officer or employee of a EFSI Entity in their capacities as such or against any EFSI Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any EFSI Entity or the Assets of any EFSI Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI. Section 4.22(a) of EFSI’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any EFSI Entity is a party. Section 4.22(b) of EFSI’s Disclosure Memorandum sets forth a list of all Orders to which any EFSI Entity is subject.

4.23.	Statements True, Complete and Correct.

(a)           None of the information supplied or to be supplied by any EFSI Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by JMSB with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to EFSI Entities and other portions within the reasonable control of EFSI Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Joint Proxy/Prospectus is filed with the SEC and first mailed.

(b)           None of the information supplied or to be supplied by any EFSI Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a EFSI Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the shareholders of EFSI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the EFSI Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the EFSI Meeting.

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4.24.	State Takeover Statutes and Takeover Provisions.

EFSI has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law or in Article X of EFSI’s Articles of Incorporation (collectively, with any similar provisions of JMSB’s Articles of Incorporation, “Takeover Statutes”). In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of EFSI Common Stock in connection with the Merger. No EFSI Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of JMSB entitled to vote in the election of JMSB’s directors.

4.25.	Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of EFSI has received the opinion of Piper Sandler & Co., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date, to the effect that, as of the date of such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to Holders of EFSI Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26.	Tax and Regulatory Matters.

No EFSI Entity or any Affiliate thereof has taken or agreed to take any action (or failed to take or agreed to fail to take any action), and EFSI does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27.	Loan Matters.

(a)           Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, and assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)           The information made available by EFSI to JMSB with respect to outstanding Loans is correct and complete in all material respects as of the date the information was made available to JMSB. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, EFSI’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

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(c)           None of the Contracts pursuant to which any EFSI Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. To EFSI’s Knowledge, each Loan included in a pool of Loans originated, securitized or acquired by any EFSI Entity (an “EFSI Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such EFSI Pool. All such EFSI Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No EFSI Pools have been improperly certified, and, except as would not be material to the EFSI Entities, no Loan has been bought out of an EFSI Pool without all required approvals of the applicable investors. No events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require any EFSI Entity to purchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to any EFSI Entity in writing to that effect.

(d)           Section 4.27(d) of the EFSI’s Disclosure Memorandum sets forth a list of all Loans as of June 30, 2026, by EFSI to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) “Regulation O”) of any EFSI Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(e)           Subject to Section 10.14, no EFSI Entity is now, nor has it ever been since January 1, 2023, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.28.	Deposits.

All of the deposits held by Bank of Clarke (including the records and documentation pertaining to such deposits) are held in compliance with (a) all applicable policies, practices and procedures of Bank of Clarke and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed Persons requirements. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied with all applicable Laws. All deposit accounts have been maintained and serviced by EFSI or its Affiliates in accordance with the deposit account agreements and EFSI’s applicable policies, practices and procedures. The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate. All of the deposits held by Bank of Clarke are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of EFSI, threatened.

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4.29.	Allowance for Credit Losses.

The allowance for credit losses (“ACL”) reflected in the EFSI Financial Statements was, as of the date of each of the EFSI Financial Statements, in compliance with EFSI’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.30.	Insurance.

EFSI Entities are insured with reputable insurers against such risks and in such amounts as the management of EFSI reasonably has determined to be prudent and consistent with industry practice. The EFSI Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. There is no material claim by any EFSI Entity against any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the EFSI Entities, EFSI or Bank of Clarke is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To EFSI’s Knowledge, no EFSI Entity has received any written notice of cancelation or non-renewal of any such policies, nor, to EFSI’s Knowledge, is the termination of any such policies threatened.

4.31.	OFAC; Sanctions.

No EFSI Entity, nor any director or officer or, to the Knowledge of EFSI, any other Representative or other Person acting on behalf of any EFSI Entity (a) is engaging or has engaged in the five years prior to the date of this Agreement in the provision or receipt of any services (including financial services), transfers of goods, software, or technology, or any other activity related to (i) any country or territory that is the subject or target of Sanctions, including the Crimea Region, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any Person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by or acting for or on behalf of the government of, any Sanctioned Country, or (iv) any other Person made subject of any sanctions administered or enforced by the United States Government, including Persons on the List of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority or subject to sanctions on account of being owned or controlled by such Persons (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or Persons subject to Sanctions or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions, or (d) is located, organized or resident in any Sanctioned Country.

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4.32.	Brokers and Finders.

Except for Piper Sandler & Co., neither EFSI nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.33.	Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions (other than (a) for payment of salaries and bonuses in the Ordinary Course for services rendered in the Ordinary Course, (b) reimbursement of customary and reasonable expenses incurred on behalf of EFSI and its Subsidiaries in the Ordinary Course in accordance with the bona fide expense reimbursement policies of it and (c) benefits due under any EFSI Benefit Plan), including extensions of credit, between any EFSI Entity, on the one hand, and (i) any officer, director or record or beneficial owner of 5% or more of the voting securities of any EFSI Entity, (ii) to EFSI’s Knowledge, any (A) record or beneficial owner of 5% or more of the voting securities of EFSI or (B) Affiliate or family member of any such officer, director or record or beneficial owner, or (iii) any other Affiliate of EFSI, on the other hand, except those, in each case of clauses (i) through (iii), of a type available to employees of the EFSI Entities generally and, in the case of Bank of Clarke, that are in compliance with Regulation O and Regulation W of the Federal Reserve Board (12 C.F.R. Part 223).

4.34.	No Investment Adviser Subsidiary.

No EFSI Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) or otherwise is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940.

4.35.	No Broker-Dealer Subsidiary.

No EFSI Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.36.	No Insurance Subsidiary.

No EFSI Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

4.37.	Indemnification.

To EFSI’s Knowledge, no present or former director, officer, employee or agent of any EFSI Entity has any claim for indemnification or advancement of expenses from any EFSI Entity. To EFSI’s Knowledge, no action or failure to take action by any present or former director, officer, employee or agent of any EFSI Entity or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or former director, officer, employee or agent for indemnification or advancement of expenses from any EFSI Entity.

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4.38.	No Other Representations and Warranties.

(a)           Except for the representations and warranties in this ARTICLE 4, EFSI does not make any express or implied representation or warranty with respect to the EFSI Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and EFSI hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by EFSI in this ARTICLE 4, EFSI does not make and has not made any representation to JMSB or any of JMSB’s Affiliates or Representatives with respect to any oral or written information presented to JMSB or any of JMSB’s Affiliates or Representatives in the course of their due diligence investigation of EFSI (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           EFSI acknowledges and agrees that neither JMSB nor Merger Sub has made and each is not making any express or implied representation or warranty other than those contained in ARTICLE 5.

Article 5
REPRESENTATIONS AND WARRANTIES OF JMSB and merger sub

Except as Previously Disclosed, JMSB and Merger Sub hereby represent and warrant to EFSI as follows:

5.1.	Organization, Standing, and Power.

(a)           Status of JMSB and Merger Sub. Each of JMSB and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia, is authorized under the Laws of the Commonwealth of Virginia to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Each of JMSB and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB. JMSB is a bank holding company duly registered with the Federal Reserve under the BHC Act. True, complete and correct copies of the articles of incorporation and the bylaws of JMSB, each as in effect as of the date of this Agreement, have been delivered or made available to EFSI. The articles of incorporation and bylaws of JMSB comply with applicable Law.

(b)          Status of John Marshall Bank. John Marshall Bank is a direct, wholly owned Subsidiary of JMSB, is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, is authorized under the Laws of the Commonwealth of Virginia to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its properties and to conduct its business in the manner in which its business is now being conducted. John Marshall Bank is authorized by the Virginia BFI and the FDIC to engage in the business of banking as a Virginia state-chartered bank. John Marshall Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its properties or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB. True, complete and correct copies of the articles of incorporation and bylaws of John Marshall Bank, each as in effect as of the date of this Agreement, have been delivered or made available to EFSI.

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5.2.	Authority of JMSB and Merger Sub; No Breach by Agreement.

(a)           Authority. Each of JMSB and Merger Sub has the corporate power and authority necessary to execute, deliver, and, other than with respect to the consummation of the Merger or the JMSB Share Issuance, perform its obligations under this Agreement, and with respect to the consummation of the Merger and the JMSB Share Issuance, upon the approval of the JMSB Share Issuance by JMSB’s shareholders as required by applicable Law and JMSB’s articles of incorporation and bylaws (the “JMSB Shareholder Approval”) and the approval of this Agreement, the Plan of Merger and the Merger by JMSB immediately following the execution and delivery of this Agreement in its capacity as sole shareholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub, to perform its obligations under this Agreement with respect thereto and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers in compliance with the provisions of the Plan of Merger and the Holding Company Plan of Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of JMSB, Merger Sub and John Marshall Bank (including, adoption by, and a determination by all of the members of (x) the board of directors of JMSB that this Agreement and the JMSB Share Issuance are advisable and in the best interests of JMSB’s shareholders and directing the submission of the JMSB Share Issuance to a vote at a meeting of shareholders and (y) the board of directors of Merger Sub that this Agreement and the Plan of Merger are advisable and in the best interests of Merger Sub’s shareholder, and directing the submission of this Agreement, the Plan of Merger and the Merger to JMSB as Merger Sub’s sole shareholder for approval at a duly held meeting or by unanimous written consent), subject to the JMSB Shareholder Approval and the approval of this Agreement, the Plan of Merger and the Merger by JMSB immediately following the execution and delivery of this Agreement in its capacity as sole shareholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub. This Agreement has been duly executed and delivered by JMSB and Merger Sub. Subject to the JMSB Shareholder Approval, and assuming the due authorization, execution and delivery by EFSI, this Agreement represents a legal, valid, and binding obligation of each of JMSB and Merger Sub, enforceable against each of JMSB and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)           No Conflicts. Subject to the receipt of the JMSB Shareholder Approval and the approval of this Agreement, the Plan of Merger and the Merger by JMSB immediately following the execution and delivery of this Agreement in its capacity as sole shareholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub, none of the execution, delivery or performance of this Agreement by JMSB or Merger Sub, nor the consummation by JMSB or Merger Sub of the transactions contemplated hereby including in compliance with the provisions of the Plan of Merger and the Holding Company Plan of Merger, nor compliance by JMSB or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of JMSB’s or Merger Sub’s articles of incorporation, bylaws or other governing instruments, or the articles of incorporation, bylaws or other governing instruments of John Marshall Bank and any other JMSB Entity or any resolution adopted by the board of directors or the equityholders of any JMSB Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (A) violate any Law or Order applicable to any JMSB Entity or any of their respective Assets, or (B) constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any JMSB Entity under, any of the terms, conditions or provisions of any Contract or Permit of any JMSB Entity or under which any of their respective Assets may be bound, except in the case of clause (B) above where such Defaults, losses or Liens have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB.

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(c)           Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state securities Laws, the rules of Nasdaq, the VSCA, the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by JMSB or John Marshall Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. Subject to Section 10.14, as of the date hereof, JMSB has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

(d)           JMSB Debt. JMSB has no debt that is secured by John Marshall Bank capital stock or that has the right to vote on any matters on which shareholders may vote.

5.3.	Capitalization of JMSB.

(a)            Ownership. The authorized capital stock of JMSB consists of (i) 30,000,000 shares of JMSB Common Stock, (ii) 1,000,000 shares of nonvoting common stock, par value $0.01 per share, and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on the date of this Agreement, (A) 14,112,134 shares of JMSB Common Stock were issued and outstanding, (B) 67,571 shares of JMSB Common Stock were subject to outstanding unvested JMSB Restricted Stock Awards, (C) no shares of JMSB nonvoting common stock were issued and outstanding, and (D) no shares of JMSB preferred stock were issued and outstanding.

(b)           Other Rights or Obligations. All of the issued and outstanding shares of capital stock of JMSB are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable Laws. None of the outstanding shares of capital stock of JMSB has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of JMSB.

(c)           Outstanding Equity Rights. Other than the JMSB Restricted Stock Awards issued prior to the date of this Agreement and set forth in Sections 5.3(a)(B), as of the date hereof there are no existing Equity Rights with respect to the securities of JMSB.

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5.4.	JMSB Subsidiaries.

(a)           Capitalization of John Marshall Bank. The authorized capital stock of John Marshall Bank consists of 20,000,000 shares of common stock, par value $5.00 per share (the “John Marshall Bank Common Stock”) and 10,168,141 shares of John Marshall Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of John Marshall Bank Common Stock (and other equity interests in John Marshall Bank) are directly and beneficially owned and held by JMSB, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Securities Laws).

(b)           JMSB or John Marshall Bank owns all of the issued and outstanding shares of capital stock (and other equity interests) of the JMSB Subsidiaries, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Securities Laws). Except for the capital stock or other voting securities of, or ownership interests in, the JMSB Subsidiaries or any capital stock or other voting securities owned in a fiduciary or similar capacity, JMSB does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(c)           Other Rights or Obligations. All of the issued and outstanding shares of capital stock of each JMSB Subsidiary are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in compliance in all material respects with applicable Laws. None of the outstanding shares of capital stock of any JMSB Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of JMSB.

(d)           Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of any JMSB Subsidiary, (ii) Contracts under which any JMSB Subsidiary are or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of any JMSB Subsidiary, (iii) Contracts under which any JMSB Subsidiary is or may become obligated to register shares of JMSB’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any JMSB Subsidiary is a party or of which JMSB has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any JMSB Subsidiary, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any JMSB Subsidiary may vote. There are no Contracts pursuant to which any JMSB Subsidiary is or could be required to register shares of any JMSB Subsidiary’s, capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any JMSB Subsidiary.

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(e)           Status of JMSB Subsidiaries. Each JMSB Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the Laws of the State of its jurisdiction, is authorized under the Laws of the State of its jurisdiction to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Each JMSB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB. True, complete and correct copies of the articles of incorporation, bylaws or other or other governing instruments of each JMSB Subsidiary, each as in effect as of the date of this Agreement, have been delivered or made available to EFSI. The articles of incorporation, bylaws and other governing instruments of each JMSB Subsidiary complies with applicable Law.

5.5.	Regulatory Reports.

(a)           Regulatory Filings. Since January 1, 2023, each JMSB Entity has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority except where a failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of JMSB. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority. Subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any JMSB Entity, and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any JMSB Entity. Subject to Section 10.14 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of JMSB, investigation into the business or operations of the JMSB or the JMSB Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB. Since January 1, 2023 JMSB has been in material compliance with the then-applicable listing and corporate governance rules and regulations of Nasdaq.

(b)           JMSB SEC Reports. An accurate and complete copy of each SEC Report of JMSB (the “JMSB SEC Reports”) is publicly available. No such JMSB SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all JMSB SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of JMSB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by the SEC with respect to any of the JMSB SEC Reports.

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5.6.	Financial Matters.

(a)            Financial Statements. The JMSB Financial Statements included or incorporated by reference in the JMSB SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the JMSB Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial condition of the JMSB Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of the JMSB Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The JMSB Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of the JMSB Entities, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of the JMSB Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the JMSB Entities for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)           Call Reports. The financial statements contained in the Call Reports of John Marshall Bank for the periods ended on or after December 31, 2022, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of John Marshall Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of John Marshall Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of John Marshall Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of John Marshall Bank for the respective periods set forth therein, subject to year-end adjustments.

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(c)           Systems and Processes. JMSB and each JMSB Entity has in place sufficient systems and processes that are customary for a financial institution the size of JMSB and such JMSB Entity and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the JMSB Financial Statements and such JMSB Entity’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to JMSB and such JMSB Entity’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in JMSB Financial Statements and such JMSB Entity’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to JMSB and such JMSB Entity’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2022, neither JMSB nor any JMSB Entity nor, to JMSB’s Knowledge, any Representative of any JMSB Entity has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of JMSB Financial Statements, any JMSB Entity’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any JMSB Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any JMSB Entity has engaged in questionable accounting or auditing practices. No attorney representing any JMSB Entity, whether or not employed by any JMSB Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by JMSB or any of its officers, directors or employees to the board of directors of JMSB or any JMSB Entity or any committee thereof, or to any director or officer of JMSB or any JMSB Entity. To JMSB’s Knowledge, there has been no instance of fraud by any JMSB Entity, whether or not material.

(d)           Records. The records, systems, controls, data and information of the JMSB Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a JMSB Entity or its accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB. JMSB and John Marshall Bank (i) have implemented, and maintain, disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) to ensure the reliability of the JMSB Financial Statements and to ensure that information relating to the JMSB Entities is made known to the principal executive officer, principal financial officer, or other members of executive management of JMSB by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the JMSB Entities, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the JMSB Entities are being made only in accordance with authorizations of management and directors of JMSB, and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the JMSB Entities that could have a material effect on its financial statements, and (ii) have disclosed, based on its most recent evaluation prior to the date hereof, to JMSB’s outside auditors and the audit committee of the board of directors of JMSB (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect JMSB’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in JMSB’s internal controls over financial reporting. To the Knowledge of JMSB, there is no reason to believe that JMSB’s outside auditors, its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

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(e)          Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the JMSB Financial Statements included in the JMSB SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for JMSB and the John Marshall Bank has not resigned or been dismissed as a result of or in connection with any disagreements with JMSB or John Marshall Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7.	Books and Records.

The Books and Records of the JMSB Entities have been and are being maintained in the Ordinary Course in accordance and in compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by the JMSB Entities.

5.8.	Absence of Undisclosed Liabilities.

No JMSB Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2025, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of JMSB as of December 31, 2025 included in the JMSB Financial Statements at and for the period ending December 31, 2025.

5.9.	Absence of Certain Changes or Events.

(a)           Since December 31, 2025, there has not been a Material Adverse Effect on JMSB.

(b)           Since December 31, 2025, (i) the JMSB Entities have carried on their respective businesses in all material respects only in the Ordinary Course and (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any JMSB Entity whether or not covered by insurance.

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5.10.	Tax Matters.

(a)           All JMSB Entities have timely filed with the appropriate Tax authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the JMSB Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes required to be paid by any JMSB Entity (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the JMSB Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any JMSB Entity does not file a Tax Return that such JMSB Entity may be subject to Taxes by that jurisdiction.

(b)           None of the JMSB Entities has received any written notice of assessment or proposed assessment in connection with any amount of Taxes that remain unpaid or are unresolved, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any JMSB Entity that have not been fully resolved. None of the JMSB Entities has waived any statute of limitations in respect of any Taxes.

(c)           Each JMSB Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)           None of the JMSB Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the JMSB Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes), and none of the JMSB Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was JMSB) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which JMSB is parent), or as a transferee or successor.

(e)           During the two-year period ending on the date hereof, none of the JMSB Entities was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.

(f)            No JMSB Entity has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

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(g)           Each JMSB Benefit Plan, employment agreement, or other compensation arrangement of JMSB that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. No JMSB Entity has any obligation to gross-up or otherwise reimburse any Person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(h)           None of the JMSB Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a change in a method of accounting for a taxable period ending on or prior to the Closing Date or use of an improper method of accounting (including pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law, or otherwise); (ii) a Tax ruling or agreement entered into with a Regulatory Authority, including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iv) a prepaid or deferred revenue amount received on or prior to the Closing Date; and (v) “long-term contracts” that are subject to a method of accounting provided in Section 460 of the Code or any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local law).

5.11.	Assets.

(a)           Each JMSB Entity has good and marketable title to, or good and valid leasehold interests in, those Assets reflected in the most recent JMSB Financial Statements as being owned or leased, as applicable, by such JMSB Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except Permitted Liens.

(b)           The Assets reflected in the most recent JMSB Financial Statements which are owned or leased by the JMSB Entities, and in combination with all real property owned, leased or licensed by any JMSB Entity or otherwise occupied by a JMSB Entity or used or held for use by any JMSB Entity, including other real estate owned (collectively, the “JMSB Real Property”), the Intellectual Property of any JMSB Entity, and contractual benefits and burdens of the JMSB Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the JMSB Entities to operate consolidated businesses

5.12.	Intellectual Property; Privacy.

(a)           Each JMSB Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all material Intellectual Property necessary to carry on the business of such JMSB Entity as it is currently conducted. Each JMSB Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such JMSB Entity in connection with its business operations, and such JMSB Entity has the right to convey by sale or license any Intellectual Property so conveyed. No JMSB Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of JMSB threatened, which challenge the rights of any JMSB Entity with respect to Intellectual Property used, sold or licensed by such JMSB Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To the Knowledge of JMSB, the conduct of the business of each JMSB Entity and the use of any Intellectual Property by each JMSB Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to any JMSB Entity in writing that any JMSB Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any JMSB Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

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(b)           (i) The computer, information technology and data processing systems, facilities and services used by the JMSB Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “JMSB Systems”), are sufficient for the conduct of the respective businesses of the JMSB Entities as currently conducted, and (ii) the JMSB Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the JMSB Entities as currently conducted. There have not been any actual, suspected, or alleged Security Incidents or actual or alleged claims related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. There are no known data security, information security, or other technological vulnerabilities with respect to any JMSB Entity or with respect to the JMSB Systems that could adversely impact their operations or cause a Security Incident. The JMSB Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards consistent with the state of the art for the industry in which the JMSB Entities operate to ensure that the JMSB Systems are secure from loss, damage, and unauthorized access, use, modification, or other misuse and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each JMSB Entity has implemented commercially reasonable backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the JMSB Entities in all material respects. Each JMSB Entity has implemented and maintained commercially reasonable measures and procedures designed to mitigate the risks of cybersecurity breaches and attacks. Without limiting the generality of the foregoing, the JMSB Entities’ information security programs are designed to (i) identify internal and external risks to the security of the Personal Information, Business Data, and JMSB Systems; and (ii) implement, monitor and improve adequate and effective safeguards to control those risks. The JMSB Entities have timely and reasonably remediated and addressed any and all material audit or security assessment findings relating to its implementation of administrative, technical, and physical security measures. Each JMSB Entity employee has received training regarding information security that is relevant to each such employee’s role and responsibility within the business and such employee’s access to Personal Information, Business Data and JMSB Systems.

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(c)           Each JMSB Entity, and to JMSB’s Knowledge, each Third Party Service Provider, has (i) at all times and remains in compliance with all Privacy and Information Security Requirements, and (ii) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by any JMSB Entity or any other Person. The JMSB Entities have implemented and maintain documented policies and procedures to ensure compliance with the Privacy and Information Security Requirements. Each JMSB Entity has provided all requisite notices and obtained all required consents, and satisfied all other requirements, necessary for the conduct of the business as currently conducted and in connection with the consummation of the transaction contemplated hereunder. The consummation of the transaction contemplated hereunder will comply with the Privacy and Information Security Requirements.

(d)           Each JMSB Entity has contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Information and JMSB Systems, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical, and physical safeguards, and (iii) restrict processing of Personal Information and ensure the return or adequate disposal or destruction of Personal Information. Each JMSB Entity has taken reasonable measures to ensure that Third Party Service Providers have complied with their contractual obligations.

(e)           There is not currently pending or threatened Litigation against any JMSB Entity, including by any privacy regulator or other Regulatory Authority, with respect to privacy, cybersecurity, or the Processing of Personal Information, and there are no facts upon which such Litigation could be based.

(f)            Each JMSB Entity has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of JMSB, such trade secrets have not been disclosed by any JMSB Entity to any Person except pursuant to appropriate nondisclosure agreements.

(g)           Each current or former employee, consultant or contractor of the JMSB Entity who has contributed to the creation or development of any Intellectual Property owned by any JMSB Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the JMSB Entities, and the JMSB Entities are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for the JMSB Entities vesting all rights in work product created in the JMSB Entities.

5.13.	Environmental Matters.

(a)           Each JMSB Entity, and the JMSB Real Property are, and have been since January 1, 2023, in compliance, in all material respects, with all Environmental Laws.

(b)          There is no Litigation pending or, to the Knowledge of JMSB, threatened before any Regulatory Authority in which any JMSB Entity or any of the JMSB Real Property has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) the JMSB Real Property, nor is there any reasonable basis for any Litigation of a type described in this sentence. No JMSB Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that is or would reasonably be expected to be material to JMSB.

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5.14.	Compliance with Laws.

(a)           Each JMSB Entity has, and since January 1, 2023 has had, in effect all Permits necessary for it to lawfully own, lease, or operate its Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB. There has occurred no Default under any such Permit and to the Knowledge of JMSB no suspension or cancelation of any such Permit is threatened. None of the JMSB Entities:

(i)            is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

(ii)           is in material Default under any Laws, or in Default under any Orders, applicable to its business or employees conducting its business; or

(iii)          subject to Section 10.14, has since January 1, 2023 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any JMSB Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or in troubled condition.

(b)           Each JMSB Entity is, and since January 1, 2023 has been, in material compliance with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c)           John Marshall Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed an maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(d)           Since January 1, 2023, each JMSB Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any JMSB Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and in compliance, in all material respects, with applicable Laws. Since January 1, 2023, no JMSB Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are complete and correct and accurately reflect the assets of such fiduciary account.

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(e)           None of the JMSB Entities, or to JMSB’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of any JMSB Entity has, directly or indirectly, (i) used any funds of any JMSB Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any JMSB Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any JMSB Entity, (v) made any fraudulent entry on the Books and Records of any JMSB Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any JMSB Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any JMSB Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, or (vii) violated or is in violation of the Money Laundering Laws, and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any JMSB Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of JMSB, threatened. Each JMSB Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each JMSB Entity has established and maintained a system of internal controls designed to ensure compliance by the JMSB Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(f)           As of the date hereof, JMSB, John Marshall Bank and each other insured depository institution Subsidiary of JMSB is “well-capitalized” (as that term is defined by applicable Law).

5.15.	Community Reinvestment Act Performance.

John Marshall Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and JMSB has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in John Marshall Bank having its current rating lowered such that it is no longer “satisfactory” or better.

5.16.	Labor Relations.

(a)           To the Knowledge of JMSB, no JMSB Entity is the subject of any pending or threatened Litigation asserting that it or any other JMSB Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law. No JMSB Entity, predecessor, or Affiliate of a JMSB Entity is a party to any collective bargaining agreement.

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(b)           Each of the JMSB Entities is and at all times has been in material compliance with all Laws governing the employment of labor and the withholding of taxes, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(c)           There are no, and since January 1, 2023 there have not been any, wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any JMSB Entity, nor, to JMSB’s Knowledge, are there any such claims or charges currently threatened by any employee of any JMSB Entity. To JMSB’s Knowledge, there are no governmental investigations open with or under consideration by the DOL, Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(d)           Since January 1, 2023, none of the JMSB Entities has implemented any facility closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

(e)           Since January 1, 2023, (i) to the Knowledge of JMSB, no officer or director of any JMSB Entity has been the subject of an allegation of sexual harassment, sexual assault, discrimination, harassment or retaliation, and (ii) none of the JMSB Entities has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct, discrimination, harassment or retaliation by any employee or director of any JMSB Entity.

5.17.	Employee Benefit Plans.

(a)            JMSB has made available to EFSI prior to the execution of this Agreement, true, complete and correct copies (or a written summary of its terms) of each material JMSB Benefit Plan. “JMSB Benefit Plan” means an Employee Benefit Plan (including all amendments thereto), that has been adopted, maintained, sponsored in whole or in party by, or contributed to or required to be contributed to by any JMSB Entity or JMSB ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which any JMSB Entity or any JMSB ERISA Affiliate has or may have any obligation or Liability. For the avoidance of doubt, the term “JMSB Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, individuals who have provided personal services to any JMSB Entity as an independent contractor, consultant, freelancer or other service provider, or other beneficiaries of the JMSB Entity or any of its Affiliates are eligible to participate. Section 5.17(a) of JMSB’s Disclosure Memorandum has a complete and accurate list of all JMSB Benefit Plans required to be made available to EFSI pursuant to the first sentence of this Section 5.17(a).

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(b)           Each JMSB Benefit Plan is and has been maintained in material compliance with the terms of such JMSB Benefit Plan, and in material compliance with the applicable requirements of the Code, ERISA, and any other applicable Laws. Each JMSB Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that applies to the JMSB Benefit Plan and on which such JMSB Benefit Plan is entitled to rely. To JMSB’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such JMSB Benefit Plan. Within the past three years, no JMSB Entity has taken any action to take material corrective action with respect to any JMSB Benefit Plan or make a filing under any voluntary correction program of the IRS, DOL, or any other Regulatory Authority. All assets of each JMSB Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)           There are no pending, or to JMSB’s Knowledge, threatened or pending claims or disputes under the terms of, or in connection with, the JMSB Benefit Plans other than claims for benefits in the Ordinary Course, and, to JMSB’s Knowledge, no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any JMSB Benefit Plan. Neither JMSB nor any Affiliate of JMSB has engaged in any prohibited transactions for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any JMSB Benefit Plan and, to JMSB’s Knowledge, no prohibited transaction has occurred with respect to any JMSB Benefit Plan that would be reasonably expected to result in any Liability or excise tax under ERISA or the Code.

(d)          Neither JMSB nor any JMSB ERISA Affiliate has at any time in the past six years been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) any plan subject to Title IV of ERISA; (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iv) a self-funded health or welfare benefit plan; (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (vi) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e)           Each JMSB Benefit Plan or other arrangement of a JMSB Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with the terms of such plan document and the requirements of Section 409A of the Code.

(f)            No JMSB Entity has any Liability or obligation to provide postretirement health or medical benefits to any JMSB Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.

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(g)           All contributions required to be made to any JMSB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any JMSB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of the JMSB Entities.

(h)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any JMSB Entity, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (ii) limitation on the right of any JMSB Entity to amend, merge, terminate or receive a reversion of assets from any JMSB Benefit Plan or related trust, (iii) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, (iv) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit, or (v) payment of any amount that would, individually or in combination with any other payment, be treated as an “excess parachute payment” under Section 280G of the Code.

5.18.	Material Contracts.

(a)           Each Contract, but excluding any JMSB Benefit Plan, which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which JMSB or any JMSB Entity is a party or by which JMSB or any JMSB Entity is bound as of the date hereof has been filed as an exhibit to the most recent Quarterly Report on Form 10-Q filed by JMSB (or a Current Report on Form 8-K subsequent thereto) (each, a “JMSB Contract”).

(b)           With respect to each JMSB Contract: (i) the JMSB Contract is legal, valid and binding on a JMSB Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no JMSB Entity is in material Default thereunder; (iii) no JMSB Entity has repudiated or waived any material provision of any such JMSB Contract; (iv) no other party to any such JMSB Contract is in material Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of JMSB, threatened cancellations of any JMSB Contract.

5.19.	Agreements with Regulatory Authorities.

Subject to Section 10.14, no JMSB Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy or liquidity, its ability to pay dividends, its credit or risk management policies, its management, its business, or John Marshall Bank’s acceptance of brokered deposits (each, whether or not set forth in JMSB’s Disclosure Memorandum, a “JMSB Regulatory Agreement”), nor has any JMSB Entity been advised in writing or, to JMSB’s Knowledge, orally, since January 1, 2023, by any Regulatory Authority that John Marshall Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such JMSB Regulatory Agreement.

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5.20.	Investment Securities; BOLI.

(a)           Each JMSB Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowing from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the JMSB SEC Reports, and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a JMSB Entity. Such securities are valued on the books of JMSB in accordance with GAAP.

(b)           Each JMSB Entity employes, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that JMSB believes are prudent and reasonable in the context of their respective businesses, and each JMSB Entity has, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

(c)           JMSB has taken all actions necessary to comply in all material respects with applicable Law in connection with the purchase of BOLI owned by JMSB. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the JMSB Financial Statements, in accordance with GAAP. All BOLI is owned solely by JMSB, and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. JMSB has no outstanding borrowings secured in whole or part by its BOLI.

5.21.	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of JMSB, threatened against any JMSB Entity, or against any current or former director, officer or employee of a JMSB Entity in their capacities as such or against any JMSB Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any JMSB Entity or the Assets of any JMSB Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB.

5.22.	Statements True, Complete and Correct.

(a)            None of the information supplied or to be supplied by any JMSB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by JMSB with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to JMSB Entities and other portions within the reasonable control of JMSB Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Joint Proxy/Prospectus is filed with the SEC and first mailed.

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(b)           None of the information supplied or to be supplied by any JMSB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a JMSB Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the shareholders of JMSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the JMSB Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the JMSB Meeting.

5.23.	State Takeover Statutes and Takeover Provisions.

JMSB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Statutes; provided, that, no representation or warranty is made by JMSB as to Article X of EFSI’s articles of incorporation. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of JMSB Common Stock in connection with the Merger.

5.24.	Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of JMSB has received the opinion of Keefe, Bruyette & Woods, Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date, to the effect that, as of the date of such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to JMSB. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.25.	Tax and Regulatory Matters.

No JMSB Entity or any Affiliate thereof has taken or agreed to take any action (or failed to take or agreed to fail to take any action), and JMSB does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger and the Holding Company Merger, taken together, or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) impede or delay receipt of any of the Requisite Regulatory Approvals.

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5.26.	Loan Matters.

(a)           Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, and assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)           The information made available by JMSB to EFSI with respect to outstanding Loans is correct and complete in all material respects as of the date the information was made available to EFSI. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, JMSB’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c)           None of the Contracts pursuant to which any JMSB Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. To JMSB’s Knowledge, each Loan included in a pool of Loans originated, securitized or acquired by any JMSB Entity (a “JMSB Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such JMSB Pool. All such JMSB Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No JMSB Pools have been improperly certified, and, except as would not be material to the JMSB Entities, no Loan has been bought out of a JMSB Pool without all required approvals of the applicable investors. No events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require any JMSB Entity to purchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to any JMSB Entity in writing to that effect.

(d)           There are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(e)           Subject to Section 10.14, no JMSB Entity is now, nor has it ever been since January 1, 2023, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

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5.27.	Deposits.

All of the deposits held by John Marshall Bank (including the records and documentation pertaining to such deposits) are held in compliance with (a) all applicable policies, practices and procedures of John Marshall Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed Persons requirements. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied with all applicable Laws. All deposit accounts have been maintained and serviced by JMSB or its Affiliates in accordance with the deposit account agreements and JMSB’s applicable policies, practices and procedures. The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate. All of the deposits held by John Marshall Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of JMSB, threatened.

5.28.	Allowance for Credit Losses.

The ACL reflected in the JMSB Financial Statements was, as of the date of each of the JMSB Financial Statements, in compliance with JMSB’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

5.29.	Insurance.

JMSB Entities are insured with reputable insurers against such risks and in such amounts as the management of JMSB reasonably has determined to be prudent and consistent with industry practice. The JMSB Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. There is no material claim by any JMSB Entity against any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the JMSB Entities, JMSB or John Marshall Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To JMSB’s Knowledge, no JMSB Entity has received any written notice of cancelation or non-renewal of any such policies, nor, to JMSB’s Knowledge, is the termination of any such policies threatened.

5.30.	OFAC; Sanctions.

No JMSB Entity, nor any director or officer or, to the Knowledge of JMSB, any other Representative or other Person acting on behalf of any JMSB Entity (a) is engaging or has engaged in the five years prior to the date of this Agreement in the provision or receipt of any services (including financial services), transfers of goods, software, or technology, or any other activity related to (i) Sanctioned Countries, (ii) the government of any Sanctioned Country, (iii) any Person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by or acting for or on behalf of the government of, any Sanctioned Country, or (iv) any other Person made subject of any Sanctions, (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or Persons subject to Sanctions or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions, or (d) is located, organized or resident in any Sanctioned Country.

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5.31.	Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc, neither JMSB nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.32.	Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions (other than (a) for payment of salaries and bonuses in the Ordinary Course for services rendered in the Ordinary Course, (b) reimbursement of customary and reasonable expenses incurred on behalf of JMSB and its Subsidiaries in the Ordinary Course in accordance with the bona fide expense reimbursement policies of it and (c) benefits due under any JMSB Benefit Plan), including extensions of credit, between any JMSB Entity, on the one hand, and (i) any officer, director or record or beneficial owner of 5% or more of the voting securities of any JMSB Entity, (ii) to JMSB’s Knowledge, any (A) record or beneficial owner of 5% or more of the voting securities of JMSB or (B) Affiliate or family member of any such officer, director or record or beneficial owner, or (iii) any other Affiliate of JMSB, on the other hand, except those, in each case of clauses (i) through (iii), of a type available to employees of the JMSB Entities generally and, in the case of John Marshall Bank, that are in compliance with Regulation O and Regulation W of the Federal Reserve Board (12 C.F.R. Part 223).

5.33.	Indemnification.

No present or former director, officer, employee or agent of any JMSB Entity has any claim for indemnification or advancement of expenses from any JMSB Entity. To JMSB’s Knowledge, no action or failure to take action by any present or former director, officer, employee or agent of any JMSB Entity or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or form director, officer, employee or agent for indemnification or advancement of expenses from any JMSB Entity.

5.34.	No Other Representations and Warranties.

(a)           Except for the representations and warranties in this ARTICLE 5, each of JMSB and Merger Sub does not make any express or implied representation or warranty with respect to the JMSB Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and JMSB and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by JMSB and Merger Sub in this ARTICLE 5, neither JMSB nor Merger Sub makes and each has not made any representation to EFSI or any of EFSI’s Affiliates or Representatives with respect to any oral or written information presented to EFSI or any of EFSI’s Affiliates or Representatives in the course of their due diligence investigation of JMSB (including any financial projections or forecasts), the negotiation of this Agreement, or in the course of the transactions contemplated hereby.

(b)           JMSB acknowledges and agrees that EFSI has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

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Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.	Affirmative Covenants of EFSI.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of JMSB shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.1 of EFSI’s Disclosure Memorandum, EFSI shall, and shall cause each of the EFSI Subsidiaries to, (a) operate its business only in the Ordinary Course, and (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, Permits, franchises, business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees.

6.2.	Negative Covenants of EFSI.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of JMSB shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and, except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.2 of EFSI’s Disclosure Memorandum, EFSI covenants and agrees that it will not do, or permit any of the EFSI Subsidiaries to do, any of the following:

(a)           amend, waive, rescind or otherwise modify the articles of incorporation or bylaws or other comparable governing instruments of any EFSI Entity;

(b)           incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money or increase in any existing debt obligation or other obligation for borrowed monies (other than indebtedness of EFSI to Bank of Clarke or of Bank of Clarke to EFSI, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)           (i) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any EFSI Entity (except for the vesting or settlement of EFSI Equity Rights and dividend equivalents thereon, in each case, in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of EFSI’s capital stock or other equity interests (except for regular quarterly cash dividends by EFSI at a rate not in excess of $0.31 per share of EFSI Common Stock);

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(d)           issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, (i) any additional shares or equity interests of EFSI Common Stock or any other capital stock or equity interests of any EFSI Entity, or (ii) any Equity Rights with respect to the securities of any EFSI Entity;

(e)           adopt or implement any shareholder rights plan or similar arrangement;

(f)            directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any EFSI Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of EFSI Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any EFSI Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the EFSI Entities), or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(g)           (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), of any Person other than a EFSI Entity or a JMSB Entity, or otherwise acquire direct or indirect control over any Person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned EFSI Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(h)          (i) grant any increase in compensation or benefits to the employees or officers of any EFSI Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors of EFSI) in the Ordinary Course that do not exceed, in the aggregate, 5% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, except as required pursuant to the terms of any EFSI Benefit Plan in effect as of the date of this Agreement, (ii) accelerate the vesting of any equity based awards or other compensation, except as required pursuant to the terms of any EFSI Benefit Plan in effect as of the date of this Agreement, (iii) pay any (A) severance or termination pay or (B) any bonus, in either case other than pursuant to the terms of a EFSI Benefit Plan in effect on the date hereof and in the case of clause (A) subject to receipt of an effective release of claims from the employee, and in the case of clause (B) to the extent required under the terms of the EFSI Benefit Plan without the exercise of any upward discretion, (iv) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, or similar agreement or arrangement with employees or officers of any EFSI Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend (except to the extent necessary to comply with Section 2.3) or change the period of exercisability or vesting of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, except as required pursuant to the terms of any EFSI Benefit Plan in effect as of the date of this Agreement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $150,000, other than for cause, (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $150,000, (ix) establish, adopt, materially amend or terminate any EFSI Benefit Plan; or (x) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

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(i)            enter into, amend or renew any employment or Independent Contractor Contract between any EFSI Entity and any Person requiring payments thereunder in excess of $150,000 in any 12-month period that the EFSI Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(j)            except with respect to an existing EFSI Benefit Plan that is intended to be tax-qualified and in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a EFSI Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing EFSI Benefit Plan, terminate or withdraw from, or amend, any EFSI Benefit Plan, (ii) make any distributions from such EFSI Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any EFSI Benefit Plan;

(k)           except in each case as may be required by applicable Tax Laws, regulatory accounting requirements or GAAP, as applicable, (i) make any change in any accounting principles, practices or methods or systems of internal accounting controls, (ii) make or change any Tax election, Tax accounting method, taxable year or period, (iii) file any amended Tax Return, (iv) agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, (v) settle or compromise any Tax Liability of any EFSI Entity, or (vi) surrender any right to claim a Tax refund;

(l)            write up, write down or write off the book value of any Assets, except in accordance with GAAP and in the Ordinary Course;

(m)          (i) commence any Litigation other than in the Ordinary Course, or (ii) settle, waive or release, or agree or consent to the issuance of any Order in connection with any Litigation (A) involving any Liability of any EFSI Entity for money damages in excess of $250,000 individually or $350,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any EFSI Entity or the Surviving Corporation, or (B) arising out of or relating to the transactions contemplated hereby;

(n)          (i) enter into, renew, extend, modify, amend or terminate any EFSI Contract or any Contract which would be a EFSI Contract if it were in existence on the date hereof or any Contract, plan, arrangement or other transaction of the type described in Section 4.18, or (ii) waive, release, compromise or assign any material rights or claims under any Contract, plan, arrangement or other transaction described in the foregoing clause (i);

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(o)           (i) enter into any new line of business or change in any material respect its lending, investment, deposit, liquidity, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority;

(p)           make, or commit to make, any capital expenditures that exceed by more than 5% in the aggregate the capital expenditures budget of EFSI as in effect on the date hereof;

(q)           make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

(r)            materially change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s)           take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger and the Holding Company Merger, taken together, or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(t)            make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by EFSI); provided, that the foregoing shall not apply to (i) Loans or commitments for Loans with a principal balance less than (A) $500,000, with respect to unsecured Loans, (B) $10,000,000, with respect to new secured Loans, or (C) $15,000,000, with respect to renewed secured Loans, in full compliance with Bank of Clarke’s underwriting criteria in Bank of Clarke’s credit policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such credit policy and related Loan policies that is an explicitly permitted exception under Bank of Clarke’s credit policy and related Loan policies (provided, that this exception shall not permit any EFSI Entity to acquire such Loans), and provided, that in any case the total exposure to a single borrower and its Affiliates does not (and would not after such transaction) exceed $15,000,000 and (ii) amendments or modifications of any existing Loan with a principal balance less than (A) $500,000, with respect to unsecured Loans, or (B) $15,000,000, with respect to secured Loans, in full compliance with Bank of Clarke’s underwriting criteria in Bank of Clarke’s credit policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such credit policy and related Loan policies that is an explicitly permitted exception under Bank of Clarke’s credit policy and related Loan policies in effect as of the date of this Agreement (provided, that such Loan is not a Criticized Loan), and provided, that in any case the total exposure to a single borrower and its Affiliates does not (and would not after such transaction) exceed $15,000,000 (for purposes of this Section 6.2(t), “unsecured” and “secured” shall have the meanings ascribed to such terms in Bank of Clarke’s credit policy and related Loan policies in effect as of the date of this Agreement); provided, further that if JMSB does not respond to a request for consent pursuant to this Section 6.2(t) within three Business Days of having received such request together with the relevant and complete Loan package, such non-response shall be deemed to constitute consent;

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(u)           cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement, and in any event without recourse;

(v)           permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(w)          except for non-exclusive licenses and the expiration of Intellectual Property in the Ordinary Course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of any EFSI Entity;

(x)           enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients or enter into any Derivative Transactions;

(y)           notwithstanding any other provisions hereof, take any action that could reasonably be expected to (i) impede or materially delay consummation of the transactions contemplated by this Agreement on a timely basis, (ii) require the receipt of any Permit or Consent of any Regulatory Authority or third party not referenced in Section 7.4(a), (iii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iv) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; or

(z)            agree to take, make any commitment to take, or adopt any resolutions of EFSI’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.	Affirmative Covenants of JMSB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of EFSI shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.3 of JMSB’s Disclosure Memorandum, JMSB shall, and shall cause each of the JMSB Subsidiaries to, (a) operate its business only in the Ordinary Course, and (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, Permits, franchises, business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees.

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6.4.	Negative Covenants of JMSB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of EFSI shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and, except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.4 of JMSB’s Disclosure Memorandum, JMSB covenants and agrees that it will not do, or permit any of the JMSB Subsidiaries to do, any of the following:

(a)           amend, waive, rescind or otherwise modify the articles of incorporation or bylaws or other comparable governing instruments of any JMSB Entity;

(b)           incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money or increase in any existing debt obligation or other obligation for borrowed monies (other than indebtedness of JMSB to John Marshall Bank or of John Marshall Bank to JMSB, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)           make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of JMSB’s capital stock or other equity interests (except for regular quarterly cash dividends by JMSB at a rate not in excess of its current quarterly dividend rate per share of JMSB as of the date of this Agreement);

(d)           issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, (i) any additional shares or equity interests of JMSB Common Stock or any other capital stock or equity interests of any JMSB Entity, or (ii) any Equity Rights with respect to the securities of any JMSB Entity;

(e)            adopt or implement any shareholder rights plan or similar arrangement;

(f)            sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any JMSB Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the JMSB Entities), or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

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(g)           (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), of any Person other than a JMSB Entity or an EFSI Entity, or otherwise acquire direct or indirect control over any Person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than the transactions contemplated hereby or consolidations, mergers or reorganizations solely among wholly owned JMSB Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(h)           (i) grant any increase in compensation or benefits to the employees or officers of any JMSB Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors of JMSB) in the Ordinary Course that do not exceed, in the aggregate, 5% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, except as required pursuant to the terms of any JMSB Benefit Plan in effect as of the date of this Agreement, (ii) accelerate the vesting of any equity based awards or other compensation, except as required pursuant to the terms of any JMSB Benefit Plan in effect as of the date of this Agreement, (iii) pay any (A) severance or termination pay or (B) any bonus, in either case other than pursuant to the terms of a JMSB Benefit Plan in effect on the date hereof and in the case of clause (A) subject to receipt of an effective release of claims from the employee, and in the case of clause (B) to the extent required under the terms of the JMSB Benefit Plan, (iv) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, or similar agreement or arrangement with employees or officers of any JMSB Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend (except to the extent necessary to comply with Section 2.3) or change the period of exercisability or vesting of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, except as required pursuant to the terms of any JMSB Benefit Plan in effect as of the date of this Agreement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $150,000, other than for cause, (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $150,000, (ix) establish, adopt, materially amend or terminate any JMSB Benefit Plan; or (x) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(i)            (i) enter into any new line of business or change in any material respect its lending, investment, deposit, liquidity, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority;

(j)            make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

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(k)           materially change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(l)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger and the Holding Company Merger, taken together, or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(m)          make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by JMSB); provided, that the foregoing shall not apply to (i) Loans or commitments for Loans with a principal balance less than (A) $500,000, with respect to unsecured Loans, (B) $10,000,000, with respect to new secured Loans, or (C) $15,000,000, with respect to renewed secured Loans, in full compliance with John Marshall Bank’s underwriting criteria in John Marshall Bank’s credit policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such credit policy and related Loan policies that is an explicitly permitted exception under John Marshall Bank’s credit policy and related Loan policies (provided, that this exception shall not permit any JMSB Entity to acquire such Loans), and provided, that in any case the total exposure to a single borrower and its Affiliates does not (and would not after such transaction) exceed $15,000,000 and (ii) amendments or modifications of any existing Loan with a principal balance less than (A) $500,000, with respect to unsecured Loans, or (B) $15,000,000, with respect to secured Loans, in full compliance with John Marshall Bank’s underwriting criteria in John Marshall Bank’s credit policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such credit policy and related Loan policies that is an explicitly permitted exception under John Marshall Bank’s credit policy and related Loan policies in effect as of the date of this Agreement (provided, that such Loan is not a Criticized Loan), and provided, that in any case the total exposure to a single borrower and its Affiliates does not (and would not after such transaction) exceed $15,000,000 (for purposes of this Section 6.4(m), “unsecured” and “secured” shall have the meanings ascribed to such terms in John Marshall Bank’s credit policy and related Loan policies in effect as of the date of this Agreement); provided, further that if EFSI does not respond to a request for consent pursuant to this Section 6.4(m) within three Business Days of having received such request together with the relevant and complete Loan package, such non-response shall be deemed to constitute consent;

(n)           notwithstanding any other provisions hereof, take any action that could reasonably be expected to (i) impede or materially delay consummation of the transactions contemplated by this Agreement on a timely basis, (ii) require the receipt of any Permit or Consent of any Regulatory Authority or third party not referenced in Section 7.4(a), (iii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iv) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; or

(o)           agree to take, make any commitment to take, or adopt any resolutions of JMSB’s board of directors in support of, any of the actions prohibited by this Section 6.4.

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Article 7
ADDITIONAL AGREEMENTS

7.1.	Registration Statement; Joint Proxy/Prospectus; Shareholder Approval.

(a)           JMSB and EFSI shall promptly prepare and file with the SEC the Joint Proxy/Prospectus and JMSB shall prepare and file with the SEC the Registration Statement (including the Joint Proxy/Prospectus) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of each of JMSB and EFSI and their respective advisors and accountants. JMSB and EFSI agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy/Prospectus. Each of JMSB and EFSI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and to promptly thereafter mail or deliver the Joint Proxy/Prospectus (including the Registration Statement) to its respective shareholders. JMSB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and EFSI shall furnish all information concerning EFSI and the holders of EFSI Common Stock as may be reasonably requested in connection with any such action.

(b)           Each of EFSI and JMSB shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “EFSI Meeting” and the “JMSB Meeting”, respectively), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the EFSI Shareholder Approval and the JMSB Shareholder Approval and, if so desired and mutually agreed, such other matters of the type customarily brought before an annual or special meeting of shareholders. EFSI and JMSB shall use their reasonable best efforts to cooperate to hold the EFSI Meeting and the JMSB Meeting on the same day and at the same time, and to set the same record date for each such meeting. Each of EFSI and JMSB agree that its respective obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure, or communication to EFSI or JMSB, respectively, of any Acquisition Proposal.

(c)           The board of directors of each of EFSI and JMSB shall (i) unanimously recommend to its shareholders the approval of (A) this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, in the case of EFSI (the “EFSI Recommendation”), and (B) the JMSB Share Issuance, in the case of JMSB (the “JMSB Recommendation”), (ii) include such EFSI Recommendation, in the case of EFSI, and JMSB Recommendation, in the case of JMSB, in the Joint Proxy/Prospectus, and (iii) use its reasonable best efforts to obtain the EFSI Shareholder Approval, in the case of EFSI, and the JMSB Shareholder Approval, in the case of JMSB. If requested by JMSB, EFSI shall retain a proxy solicitor reasonably acceptable to JMSB in connection with obtaining the EFSI Shareholder Approval. If requested by EFSI, JMSB shall retain a proxy solicitor reasonably acceptable to EFSI in connection with obtaining the JMSB Shareholder Approval.

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(d)          Other than as expressly permitted by Section 7.2(d), and solely to the extent as permitted thereby, neither the board of directors of EFSI nor any committee thereof shall (i) withhold, withdraw, qualify or modify, in a manner adverse to JMSB, the EFSI Recommendation, (ii) fail to make the EFSI Recommendation or otherwise submit this Agreement to EFSI’s shareholders without recommendation, (iii) adopt, approve, agree to, accept, recommend, submit to its shareholders, or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the EFSI Recommendation, in each case of clause (A) and (B), within five Business Days (or such fewer number of days as remains prior to EFSI Meeting) after an Acquisition Proposal is made public or any reasonable request by JMSB to do so; provided, that the taking of no position or a neutral position by the board of directors of EFSI in respect of the acceptance of any such Acquisition Proposal as of the end of such period shall constitute a failure to recommend against such Acquisition Proposal, (v) take any action to exempt any Person (other than any JMSB Entity) or any action taken by any Person (other than any JMSB Entity) from any Takeover Statute, (vi) take any action, or make any public statement, filing or release inconsistent with the EFSI Recommendation, or (vii) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the EFSI Recommendation”).

(e)           Other than as expressly permitted by Section 7.2(d), and solely to the extent as permitted thereby, neither the board of directors of JMSB nor any committee thereof shall (i) withhold, withdraw, qualify or modify in a manner adverse to EFSI, the JMSB Recommendation, (ii) fail to make the JMSB Recommendation or otherwise submit the JMSB Share Issuance to JMSB’s shareholders without recommendation, (iii) adopt, approve, agree to, accept, recommend, submit to its shareholders, or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the JMSB Recommendation, in each case of clause (A) and (B), within five Business Days (or such fewer number of days as remains prior to JMSB Meeting) after an Acquisition Proposal is made public or any reasonable request by EFSI to do so; provided, that the taking of no position or a neutral position by the board of directors of JMSB in respect of the acceptance of any such Acquisition Proposal as of the end of such period shall constitute a failure to recommend against such Acquisition Proposal, (v) take any action to exempt any Person (other than any EFSI Entity) or any action taken by any Person (other than any EFSI Entity) from any Takeover Statute, (vi) take any action, or make any public statement, filing or release inconsistent with the JMSB Recommendation, or (vii) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the JMSB Recommendation”).

(f)            EFSI or JMSB, as applicable, shall adjourn or postpone its respective shareholder meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of JMSB Common Stock or EFSI Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. EFSI shall adjourn or postpone the EFSI Meeting if, as of the time for which the EFSI Meeting is scheduled, EFSI has not recorded proxies representing a sufficient number of shares necessary to obtain the EFSI Shareholder Approval. Notwithstanding anything to the contrary herein, the EFSI Meeting and the JMSB Meeting shall be convened and this Agreement shall be submitted to the shareholders of EFSI at the EFSI Meeting and to the shareholders of JMSB at the JMSB Meeting for the purpose of voting on the approval of this Agreement (or in the case of JMSB, the JMSB Share Issuance) and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve EFSI or JMSB, respectively, of such obligation.

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7.2.	Acquisition Proposals.

(a)           No EFSI Entity and no JMSB Entity shall, and each EFSI Entity and each JMSB Entity shall cause its respective Representatives not to, directly or indirectly, (i) solicit, initiate, seek, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data with respect to, or afford access to the business, personnel, Assets or Books and Records of the EFSI Entities or JMSB Entities, respectively, in connection with, or take any other action to solicit, facilitate or induce the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract), (iv) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (v) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (vi) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of EFSI or Subsidiary or Representative of JMSB shall constitute a breach of this Section 7.2 by EFSI or JMSB, respectively. In addition to the foregoing, neither EFSI nor JMSB shall submit to the vote of their respective shareholders any Acquisition Proposal other than the Merger.

(b)           Notwithstanding anything to the contrary in Section 7.2(a), if EFSI or any of its Representatives or JMSB or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to EFSI Shareholder Approval, in the case of EFSI, or JMSB Shareholder Approval, in the case of JMSB, in circumstances that did not involve a breach of Section 7.2(a), such receiving Party and its Representatives may, prior to (but not after) the EFSI Meeting, in the case of EFSI, or the JMSB Meeting, in the case of JMSB, take the following actions if the board of directors of such receiving Party (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with such receiving Party’s financial advisors of national reputation and outside legal counsel), that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable Law, (ii) provided either JMSB or EFSI as the non-receiving Party, as applicable, with at least five Business Day prior notice of such determination, and (iii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement is in each provision with respect to either JMSB or EFSI as the non-receiving Party, as applicable, (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the receiving Party or otherwise prevent the receiving Party from providing any information to either JMSB or EFSI as the non-receiving Party, as applicable, in accordance with this Agreement or otherwise comply with its obligations under this Agreement): (A) furnish information to (but only if the receiving Party shall have provided such information to either JMSB or EFSI as the non-receiving Party, as applicable, prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal. The receiving Party shall provide either JMSB or EFSI as the non-receiving Party, as applicable, with an accurate and complete copy of any such confidentiality agreement promptly (but in no event more than 24 hours) of the execution thereof and the receiving Party shall not terminate, waive, amend, release or modify any provision of any such confidentiality agreement.

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(c)           Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any inquiry, proposal or offer, including any request for nonpublic information, that expressly contemplates or could reasonably be expected to lead to any Acquisition Proposal, the receiving Party shall advise either JMSB or EFSI as the non-receiving Party, as applicable, in writing of the receipt of such Acquisition Proposal, inquiry, proposal, offer or request, and the terms and conditions of such Acquisition Proposal, inquiry, proposal or offer and any information request (including, in each case, the identity of the Person making any such Acquisition Proposal, inquiry, proposal, offer or request), and the receiving Party shall as promptly as practicable provide to either JMSB or EFSI as the non-receiving Party, as applicable, (i) a copy of such Acquisition Proposal, inquiry, proposal, offer or request, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, inquiry, proposal, offer or request, if oral. The receiving Party shall provide either JMSB or EFSI as the non-receiving Party, as applicable, as promptly as practicable (but in no event more than 24 hours) with written notice setting forth all such information as is necessary to keep either JMSB or EFSI as the non-receiving Party, as applicable, informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, inquiry, proposal, offer or request, including by providing a copy of documentation relating thereto.

(d)          Notwithstanding anything herein to the contrary, at any time prior to the EFSI Meeting, in the case of EFSI, or the JMSB Meeting, in the case of JMSB, the board of directors of EFSI or the board of directors of JMSB, as applicable, may submit this Agreement to EFSI’s shareholders, in the case of EFSI, or JMSB’s shareholders, in the case of JMSB, without recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended), if (i) after the date hereof, such Party has received a Superior Proposal (after giving effect to the terms of any revised offer by either JMSB or EFSI as the non-receiving Party, as applicable, pursuant to this Section 7.2(d)), and (ii) the board of directors of such receiving Party has determined in good faith, after consultation with its outside legal counsel and, in the case of financial matters, with its financial advisors of national reputation, that it would reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the EFSI Recommendation, in the case of EFSI, or the JMSB Recommendation, in the case of JMSB; provided, that the board of directors of the receiving Party may not take the actions set forth in this Section 7.2(d) unless:

(i)            the receiving Party has complied in all respects with this Section 7.2;

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(ii)           the receiving Party has provided either JMSB or EFSI as the non-receiving Party, as applicable, at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii)          during such five Business Day period, the receiving Party has and has caused its financial advisors of national reputation and outside legal counsel to, consider and negotiate with either JMSB or EFSI as the non-receiving Party, as applicable, in good faith (to the extent either JMSB or EFSI as the non-receiving Party, as applicable, desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by either JMSB or EFSI as the non-receiving Party, as applicable; and

(iv)          the board of directors of the receiving Party has determined in good faith, after consultation with its financial advisors of national reputation and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed by either JMSB or EFSI as the non-receiving Party, as applicable, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless would reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the EFSI Recommendation, in the case of EFSI, or the JMSB Recommendation, in the case of JMSB.

Any material amendment to any Acquisition Proposal, will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)           EFSI, EFSI Subsidiaries, JMSB and JMSB Subsidiaries shall, and EFSI and JMSB shall direct their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) immediately terminate access to any physical or electronic data rooms relating to or that may reasonably be expected to lead to a possible Acquisition Proposal, and (iii) promptly (but in no event later than 48 hours following the execution of this Agreement) request the prompt return or destruction of all confidential information previously furnished to any Person (other than the other Party and its Representatives) that has made or indicated an intention to make an Acquisition Proposal.

(f)            Nothing contained in this Agreement shall prevent EFSI or JMSB or their respective boards of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of EFSI or JMSB, respectively; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

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7.3.	Exchange Matters.

JMSB shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of JMSB Common Stock to be issued to the holders of EFSI Common Stock pursuant to this Agreement, and JMSB shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein. Prior to the Effective Time, EFSI shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the shares of EFSI Common Stock from Nasdaq and the deregistration of the shares of EFSI Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

7.4.	Consents of Regulatory Authorities.

(a)           The Parties shall, and shall cause their respective Subsidiaries to, cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings, and to obtain all Permits and Consents of all third parties and Regulatory Authorities, including the Requisite Regulatory Approvals, that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such Permits, Consents, and Requisite Regulatory Approvals. Each of JMSB and EFSI shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, the JMSB Entities shall not be permitted (without EFSI’s prior written consent in its sole discretion) or required, and the EFSI Entities shall not be permitted (without JMSB’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving the JMSB Entities or the EFSI Entities, which would reasonably be expected to be materially burdensome to the business, operations, capital, financial condition or results of operations on the business of the JMSB Entities or on the business of EFSI Entities, in each case, following the Closing (any such condition or restriction, a “Burdensome Condition”); provided, that any restriction imposed on the Surviving Corporation by any Regulatory Authority that limits the ability of the Surviving Corporation to pay dividends in accordance with Section 7.13(b) shall not be a Burdensome Condition.

(b)           Each of JMSB and EFSI shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that EFSI shall not have the right to review portions of material filed by JMSB with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information. In exercising the foregoing right, each of JMSB and EFSI agrees to act reasonably and as promptly as practicable. Each of JMSB and EFSI agrees that, subject to applicable Law, it will consult with the other with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each of JMSB and EFSI will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Mergers and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed. Each of JMSB and EFSI shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement (other than non-material and routine communications between counsel and a Regulatory Authority regarding the regulatory approval process or status) and, to the extent permitted by such Regulatory Authority, give such other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

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(c)           Subject to Section 10.14 and applicable Laws, each Party agrees, upon request, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Joint Proxy/Prospectus or any other statement, filing, notice or application made by or on behalf of JMSB, EFSI or any of their respective Subsidiaries to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5.	Access to Information; Confidentiality and Notification of Certain Matters.

(a)           EFSI and JMSB shall each promptly advise the other of any (i) fact, change, event, effect, condition, occurrence, development or circumstance (A) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it, (B) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8, or (C) which it believes would or would be reasonably likely to cause the failure of any of the conditions in ARTICLE 8, or (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in ARTICLE 8 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE 8 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to JMSB. EFSI shall promptly advise JMSB of any actions taken between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement by or on behalf of EFSI or any of the EFSI Subsidiaries that are outside the Ordinary Course, except for actions that are expressly contemplated herein (other than Section 6.2).

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(b)          Prior to the Effective Time, subject to Section 10.14, each Party shall permit, and cause each of its Subsidiaries and the Representatives to afford to, the Representatives of the other Party to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of the Party and of their respective financial and legal conditions as the other Party may reasonably request and furnish to the other Party promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as the other Party may reasonably request, provided, that such investigation or requests shall not unreasonably interfere with normal operations of the Party. No investigation shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of any Party in this Agreement, or the conditions of any Party’s obligation to consummate the transactions contemplated by this Agreement. Neither JMSB nor EFSI nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c)          Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and the transactions contemplated hereby in accordance with the terms of the Mutual Nondisclosure and Confidentiality Agreement dated July 22, 2026, between JMSB and EFSI (the “Confidentiality Agreement”).

7.6.	Public Announcements.

Each of EFSI and JMSB agrees that no public release or announcement or statement concerning this agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that nothing in this Section 7.6 shall be deemed to prohibit a Party from (a) making any press release or other public disclosure as, upon the advice of the outside counsel, is required by Law or the rules or regulations of any securities exchange, in which case such Party shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof, and (b) making any public disclosure in response to questions from the press, analysts, investors or those attending industry conferences, making internal announcements to employees or making disclosures in any documents filed with or furnished to the SEC, in each case, to the extent that such statements are consistent with previous press releases or public disclosures made jointly by the Parties and otherwise in compliance with this Section 7.6. The Parties have agreed upon the form of a joint press release and investor presentation announcing the execution of this Agreement.

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7.7.	Tax Treatment.

(a)           Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger and the Holding Company Merger, taken together, to, and to take no action which would cause the Merger and the Holding Company Merger, taken together, not to, qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes. Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Bank Merger to, and to take no action which would cause the Bank Merger, not to, qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion.

(b)           Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP and Troutman Pepper Locke LLP certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Joint Proxy/Prospectus and the Closing Date, in connection with such counsel’s deliveries of Tax Opinions with respect to the Tax treatment of the Merger.

(c)           Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the Parties shall report the Merger and the Holding Company Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Bank Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not, in each case, take any inconsistent position therewith in any Tax Return.

7.8.	Employee Benefits.

(a)           For a period of one year following the Effective Time, except as contemplated by this Agreement, JMSB shall cause to be provided to employees who are actively employed by a EFSI Entity on the Closing Date (“Covered Employees”) while employed by JMSB following the Closing Date employee benefits under JMSB Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by JMSB Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any JMSB Entity. Until such time as JMSB shall cause the Covered Employees to participate in the applicable JMSB Benefit Plans, the continued participation of the Covered Employees in the EFSI Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in JMSB Benefit Plans may commence at different times with respect to each of JMSB Benefit Plans). For purposes of determining eligibility to participate and vesting under JMSB Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under JMSB’s paid time off program, the service of the Covered Employees with a EFSI Entity prior to the Effective Time shall be treated as service with a JMSB Entity participating in such JMSB Benefit Plans, to the same extent that such service was recognized by the EFSI Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, or (ii) apply for purposes of any plan, program or arrangement (A) under which similarly-situated employees of JMSB Entities do not receive credit for prior service, (B) that is grandfathered or frozen, either with respect to level of benefits or participation, or (C) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

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(b)           From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) JMSB shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of JMSB or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the EFSI Entities, (ii) provide credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of the EFSI Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c)           Upon request by JMSB in writing at least ten Business Days prior to the Closing Date, the EFSI Entities shall cooperate in good faith with JMSB prior to the Closing Date to amend, freeze, terminate or modify any other EFSI Benefit Plan, including the termination of any EFSI Benefit Plan this is a nonqualified deferred compensation plan (as defined in Section 409A of the Code) (collectively, “EFSI Nonqualified Plans”), to the extent and in the manner determined by JMSB effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. EFSI shall provide JMSB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give JMSB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, EFSI shall provide JMSB with the final documentation evidencing that the actions contemplated herein have been effectuated. JMSB shall make all payments due under any EFSI Nonqualified Plans terminated as contemplated by this Section 7.8(c) in accordance with the terms of the applicable EFSI Benefit Plan and the termination documentation.

(d)          Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of EFSI or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any EFSI Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by JMSB, EFSI or any of their respective Affiliates; (ii) alter or limit the ability of Surviving Corporation, JMSB or any of their Subsidiaries or Affiliates to amend, modify or terminate any EFSI Benefit Plan, employment agreement, or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant of EFSI or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with JMSB or any JMSB Subsidiaries, the Surviving Corporation or the EFSI Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, EFSI, JMSB or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of EFSI or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

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(e)           On the Closing Date, EFSI shall provide JMSB with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity, and facility location.

(f)            To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, EFSI shall, prior to the Closing Date, cooperate in good faith with JMSB to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(g)           For any Covered Employee whose position is eliminated and who is not offered a comparable position with a JMSB Entity, JMSB shall cause such Covered Employee to be eligible to receive severance benefits as set forth on Section 7.8(g) of JMSB’s Disclosure Memorandum; provided, that no Covered Employee who is party to an employment, change in control, or similar agreement that provides for severance benefits shall be eligible to receive the severance benefits set forth on Section 7.8(g) of JMSB’s Disclosure Memorandum.

7.9.	Indemnification.

(a)           For a period of six years after the Second Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers of the EFSI Entities (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such Person is or was a director or officer of the EFSI Entities or, at EFSI’s request, of another corporation, partnership, joint venture, trust or other enterprise, and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the articles of incorporation and bylaws of the applicable EFSI Entity as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

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(b)          The Surviving Corporation shall use its reasonable best efforts (and EFSI shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time EFSI’s existing directors’ and officers’ liability insurance policy (provided, that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured, or (ii) with the consent of EFSI given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such six year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to EFSI’s directors and officers, 300% of the annual premium payments currently paid on EFSI’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, JMSB or EFSI with the written consent of JMSB (which shall not be unreasonably withheld, conditioned or delayed) may obtain on or prior to the Effective Time, a six year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, EFSI may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, JMSB and the Surviving Corporation shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)            If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(d)           The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

(e)            Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any Regulatory Authority that is a federal banking agency unless all of the following conditions are met: (i) the JMSB board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of JMSB or John Marshall Bank; (ii) the JMSB board of directors determines that the payment will not materially affect JMSB’s or John Marshall Bank’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to reimburse JMSB, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

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7.10.	Operating Functions.

EFSI and each EFSI Entity, and JMSB and each JMSB Entity, shall cooperate in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Corporation and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as JMSB and EFSI may decide. Each of EFSI and JMSB shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Prior to Effective Time, each Party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11.	Litigation.

Each of JMSB and EFSI shall give the other Party prompt notice of any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against, or to the Knowledge of EFSI or JMSB, as applicable, threatened against, JMSB (in the case of JMSB) and EFSI (in the case of EFSI) or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement, including which would reasonably be expected to cause any of the conditions set forth in Section 8.1(b) not to be satisfied or to be materially delayed in their satisfaction, or seeks to enjoin or otherwise restrain the transactions contemplated by this Agreement (“Transaction Litigation”). Each of JMSB and EFSI shall give the other Party the right to review and comment on all filings or responses to be made by such Party in connection with any such Transaction Litigation, and will in good faith take such comments into account. In the case of any Transaction Litigation involving EFSI or any of its Subsidiaries or their respective current or former directors or executive officers, EFSI shall give JMSB the opportunity to participate (at its own expense) in the defense or settlement of any such Transaction Litigation. Subject to Section 7.4, neither JMSB nor EFSI shall agree to settle any such litigation without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.

7.12.	Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of EFSI and JMSB shall, and shall cause each of their Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by any Regulatory Authority and any other third party that is required to be obtained by EFSI or JMSB or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement and to ensure that each Party has legal, good and marketable title to its respective Assets as of the Closing Date. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a JMSB Subsidiary, on the one hand, and a EFSI Subsidiary on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by JMSB.

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7.13.	Dividends.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of JMSB and EFSI shall coordinate with the other regarding the declaration of any dividends in respect of JMSB Common Stock and EFSI Common Stock (to the extent permitted by this Agreement) and the record dates and payment dates relating thereto, it being the intention of JMSB and EFSI that holders of EFSI Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of EFSI Common Stock and any shares of JMSB Common Stock any such holder receives in exchange therefor in the Merger.

(b)           Prior to Closing, the Board of Directors of JMSB shall approve a quarterly dividend policy to be effective at the Effective Time targeting the payment of common stock dividends at a rate of at least $0.155 per share of JMSB Common Stock, per quarter, after giving effect to the transactions contemplated by this Agreement; provided, that the declaration of any dividend will be at the discretion of the Board of Directors of the Surviving Corporation at all times and shall be subject to (i) applicable Laws, (ii) any required approvals or non-objections from Regulatory Authorities and (iii) any agreements, arrangements or undertakings that JMSB may need to take in order to obtain the Requisite Regulatory Approvals.

7.14.	Restructuring Efforts.

If either EFSI or JMSB shall have failed to obtain the EFSI Shareholder Approval or the JMSB Shareholder Approval, as applicable, at the duly convened EFSI Meeting or JMSB Meeting, as applicable, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its shareholders or adversely affect the Tax treatment of the Mergers with respect to EFSI’s shareholders) and resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.14) to its respective shareholders for approval.

7.15.	Corporate Governance.

(a)           On or prior to the Effective Time, the boards of directors of JMSB and John Marshall Bank shall cause the number of directors that will comprise the full boards of directors of the Surviving Corporation and the Surviving Bank at the Effective Time to be fixed at 12, consisting of (i) six directors from EFSI’s current board of directors to be designated by EFSI (after consultation with JMSB) prior to the Effective Time, including the current Chair of EFSI (the “EFSI Directors”), and (ii) six directors of JMSB’s current board of directors to be designated by JMSB (after consultation with EFSI) prior to the Effective Time (the “JMSB Directors”); provided, that five of the EFSI Directors and five of the JMSB Directors shall be independent directors (as determined under Nasdaq standards governing director independence).

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(b)           At the first annual meeting of shareholders of the Surviving Corporation and the Surviving Bank following the Effective Time, the boards of directors of the Surviving Corporation and the Surviving Bank shall nominate and recommend the EFSI Directors and the JMSB Directors, who are eligible for re-election, for re-election to the boards of directors of the Surviving Corporation and the Surviving Bank, respectively. The proxy materials of the Surviving Corporation with respect to such annual meeting shall include the recommendation of the board of directors of the Surviving Corporation that its shareholders vote to re-elect each EFSI Director and JMSB Director to the board of directors of the Surviving Corporation.

(c)           On or prior to the Effective Time, the boards of directors of JMSB and John Marshall Bank shall take all necessary corporate action, so that effective as of the Effective Time, the governance and nominating committee of the boards of directors of JMSB and John Marshall Bank shall be composed of an equal number of EFSI Directors and JMSB Directors.

(d)           Effective as of the Effective Time, (i) the current President, Chief Executive Officer and Director of the Board of JMSB shall serve as the Executive Chair of the board of directors of JMSB and the Surviving Bank, (ii) the current Chair of the board of directors of EFSI shall serve as the Lead Independent Director of JMSB, (iii) the current President and Chief Executive Officer of EFSI shall serve as Chief Executive Officer and Director of JMSB and the Surviving Bank, (iv) the current Senior Executive Vice President and Chief Financial Officer of JMSB shall serve as President and Chief Operating Officer of JMSB and as Chief Operating Officer of the Surviving Bank, (v) the current Deputy Chief Financial Officer of EFSI shall serve as Chief Financial Officer of JMSB and the Surviving Bank, and (vi) the current President and Chief Banking Officer of EFSI shall serve as President and Chief Revenue Officer of the Surviving Bank.

7.16.	Headquarters.

Following the Effective Time, the Surviving Corporation’s headquarters will be located in Reston, Virginia, and the Surviving Bank’s headquarters will be located in Berryville, Virginia.

7.17.	Takeover Statutes.

Neither EFSI nor JMSB, nor their respective boards of directors, shall take any action that would cause any Takeover Statute to become applicable to EFSI, JMSB, Merger Sub, this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) EFSI, JMSB, Merger Sub, the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of EFSI and JMSB and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

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7.18.	Exemption from Liability Under Section 16(b).

EFSI and JMSB agree that, in order to most effectively compensate and retain those officers and directors of EFSI subject to the reporting requirements of Section 16(a) of the Exchange Act (the “EFSI Insiders”), both prior to and after the Effective Time, it is desirable that EFSI Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of EFSI Common Stock in the Merger, and for those compensatory and retentive purposes agree to the provisions of this Section 7.18. The boards of directors of JMSB and of EFSI, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (a) any dispositions of EFSI Common Stock, and (b) any acquisitions of JMSB Common Stock pursuant to the transactions contemplated by this Agreement and by any EFSI Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.19.	Treatment of EFSI Indebtedness.

At the Effective Time, JMSB shall assume the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions thereof or related thereto on the part of EFSI to be performed or observed. In connection therewith, EFSI and JMSB shall, and shall cause their respective Subsidiaries to, as applicable, (a) execute and deliver, at or prior to the Effective Time, to the relevant agents and trustees under each of the Subordinated Notes and related agreements governing the Subordinated Notes, such documents or instruments as are required to comply with the requirements applicable to the Subordinated Notes in connection with the Merger and the other transactions contemplated hereby and to make such assumption effective as of the Effective Time, which documents or instruments shall be effective at, or conditioned upon the occurrence of, the Effective Time, and (b) take all actions reasonably necessary in connection with obtaining the execution of such instruments by the other parties required to execute such documents and instruments and take any other actions that are customary or necessary in connection therewith, including the execution and delivery by EFSI, JMSB or their respective Subsidiaries (as applicable) of customary officers’ certificates, supplemental indentures and legal opinions, respectively, to the relevant trustee under the applicable indenture, to the extent such certificates, supplemental indentures and opinions are required thereby or requested by the applicable trustee pursuant to the terms of the applicable indenture to make such assumption effective as of the Effective Time.

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7.20.	Resignations.

Each of JMSB and EFSI shall obtain the resignations of a number of members of their respective boards of directors, effective as of the Effective Time, as is necessary to give effect to the requirements of Section 7.15.

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.	Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by the Parties pursuant to Section 10.6:

(a)           Shareholder Approvals. Each of the JMSB Shareholder Approval and the EFSI Shareholder Approval shall have been obtained.

(b)           Regulatory Approvals. (i) All required regulatory Permits or Consents from the Federal Reserve, the Virginia BFI, and any other Regulatory Authority of competent jurisdiction, and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB and EFSI (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c)           Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(d)           Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Mergers).

(e)            Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(f)            Exchange Listing. The shares of JMSB Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(g)           Tax Matters. Each of JMSB and EFSI shall have received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Troutman Pepper Locke LLP, respectively, in form and substance reasonably satisfactory to such Party (each, a “Tax Opinion”), to the effect that the Merger and the Holding Company Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of EFSI and JMSB reasonably satisfactory in form and substance to such counsel.

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8.2.	Conditions to Obligations of JMSB.

The obligations of JMSB to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by JMSB pursuant to Section 10.6:

(a)           Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of EFSI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(c), 4.2(d), 4.3(a) (except for inaccuracies which are de minimis in amount), 4.3(c), 4.4 (other than Sections 4.4(c) and 4.4(e)), 4.5(a), 4.9(a), 4.24, and 4.32 shall be true, complete and correct. The representations and warranties set forth in Sections 4.3(b), 4.4(c), 4.4(e) (other than the second sentence thereof), 4.19 and 4.25 shall be true, complete and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. The representations and warranties set forth in each other Section in ARTICLE 4 shall, in the aggregate, be true, complete and correct in all respects except where the failure of such representations and warranties to be true, complete and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EFSI; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)           Performance of Agreements and Covenants. EFSI shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Certificates. EFSI shall have delivered to JMSB (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer (in their capacities as such), to the effect that the conditions set forth in Section 8.1 as such conditions relate to EFSI and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by EFSI’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as JMSB and its counsel shall request.

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8.3.	Conditions to Obligations of EFSI.

The obligations of EFSI to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by EFSI pursuant to Section 10.6:

(a)           Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of JMSB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of JMSB set forth in Sections 5.1, 5.2(a), 5.2(c), 5.2(d), 5.3(a) (except for inaccuracies which are de minimis in amount), 5.3(c), 5.4 (other than Sections 5.4(c) and 5.4(e)), 5.5(a), 5.9(a), 5.24, and 5.31 shall be true, complete and correct. The representations and warranties set forth in Sections 5.3(b), 5.4(c), 5.4(e) (other than the second sentence thereof), 5.19 and 5.25 shall be true, complete and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. The representations and warranties set forth in each other Section in ARTICLE 5 shall, in the aggregate, be true, complete and correct in all respects except where the failure of such representations and warranties to be true, complete and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on JMSB; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. JMSB shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Certificates. JMSB shall have delivered to EFSI (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer (in their capacities as such), to the effect that the conditions set forth in Section 8.1 as such conditions relate to JMSB and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by JMSB’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as EFSI and its counsel shall request.

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Article 9
TERMINATION

9.1.	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of EFSI and JMSB, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)           by mutual written agreement of JMSB and EFSI;

(b)           by either JMSB or EFSI, by written notice to the other Party, in the event (i) (A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised either JMSB or EFSI that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, or (B) any Regulatory Authority shall have requested that JMSB, EFSI, or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days of such withdrawal, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such denial, lack of grant or request, (ii) the shareholders of EFSI fail to vote their approval of the matters relating to this Agreement, the Plan of Merger and the transactions contemplated hereby at the EFSI Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), (iii) the shareholders of JMSB fail to vote their approval of the JMSB Share Issuance at the JMSB Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), or (iv) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iv) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order;

(c)           by either JMSB or EFSI, by written notice to the other Party, in the event that the Mergers shall not have been consummated by September 30, 2027 (the “Termination Date”), if the failure to consummate the transactions contemplated hereby on or before the Termination Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)           by JMSB, by written notice to EFSI, in the event that prior to receipt of the EFSI Shareholder Approval (i) the board of directors of EFSI has effected a Change in the EFSI Recommendation, (ii) EFSI or the board of directors of EFSI has breached the terms of Section 7.2 in any respect adverse to JMSB, or (iii) EFSI or the board of directors of EFSI has breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the EFSI Meeting in accordance with Section 7.1;

(e)           by EFSI, by written notice to JMSB, in the event that prior to receipt of the JMSB Shareholder Approval (i) the board of directors of JMSB has effected a Change in the JMSB Recommendation, (ii) JMSB or the board of directors of JMSB has breached the terms of Section 7.2 in any respect adverse to EFSI, or (iii) JMSB or the board of directors of JMSB has breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the JMSB Meeting in accordance with Section 7.1;

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(f)           by either JMSB or EFSI, by written notice to the other Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true, complete and correct) set forth in this Agreement on the part of EFSI, in the case of a termination by JMSB, or JMSB, in the case of a termination by EFSI, which breach, either individually or in the aggregate with all other breaches by such Party, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by JMSB, or Section 8.3, in the case of a termination by EFSI, and which is not cured within 45 days following written notice to EFSI, in the case of a termination by JMSB, or JMSB, in the case of a termination by EFSI, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)); or

(g)           by either JMSB or EFSI, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

9.2.	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (a) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching Party from any Liability resulting from any fraud or willful breach by that Party of this Agreement occurring prior to such termination or abandonment.

9.3.	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

Article 10
MISCELLANEOUS

10.1.	Definitions.

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or non-binding).

“Acquisition Proposal” means, with respect to EFSI or JMSB, as applicable, other than the transactions contemplated by this Agreement, any offer, inquiry, proposal or indication of interest (whether communicated to EFSI or JMSB, or publicly announced to EFSI’s shareholders or JMSB’s shareholders, and whether binding or non-binding and whether written or oral) by any third party for an Acquisition Transaction.

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“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase, direct or indirect, by any third party of 20% or more in interest of the total outstanding voting securities of either JMSB or EFSI or any of their respective Subsidiaries whose Assets, either individually or in the aggregate, constitute more than 20% of the consolidated Assets of the JMSB Entities or the EFSI Entities, respectively, or any tender offer or exchange offer that if consummated would result in a third party beneficially owning 20% or more in interest of the total outstanding voting securities of either JMSB or EFSI or any of their respective Subsidiaries whose Assets, either individually or in the aggregate, constitute more than 20% of the consolidated Assets of the JMSB Entities or the EFSI Entities, respectively, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving either JMSB or EFSI or any of their respective Subsidiaries whose Assets, either individually or in the aggregate, constitute more than 20% of the consolidated Assets of the JMSB Entities or the EFSI Entities, respectively, which is structured to result in any third party (or their shareholders), directly or indirectly, acquiring beneficial ownership of 20% or more in interest of the total outstanding voting securities of either JMSB or EFSI or such respective Subsidiaries; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of the JMSB Entities or the EFSI Entities, as applicable, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, and “control” means (a) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (b) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (c) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of JMSB Common Stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

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“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Data” means all data, information, and works of authorship in any medium collected, generated, or used in the conduct of the business of the JMSB Entities or the EFSI Entities, as applicable, including all proprietary information of or relating to the business and all Personal Information in the possession, custody, or control of the JMSB Entities or the EFSI Entities, as applicable, or otherwise held or processed on the JMSB Entities’ or the EFSI Entities’ behalf, as applicable.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in the Commonwealth of Virginia are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income of EFSI, Bank of Clarke, JMSB or John Marshall Bank.

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, reinsurer, Lloyd’s syndicate, ancillary employee benefit carrier, state fund or pool or other risk assuming entity, or any managing general underwriter, managing general agent, wholesale broker, captive, Lloyd’s coverholder or similar market for the foregoing risk assuming entities, in which any insurance policy, reinsurance policy or bond may be placed or obtained or from which a Party earned commissions or other fees associated with placement of any such insurance policy, reinsurance policy, or bond.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Criticized Loan” means a Loan that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Default” means (a) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

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“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophic events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the 10th Business Day prior to the Closing Date, provided, that if shares of the JMSB Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the 10th Business Day prior to the Closing Date on which shares of JMSB Common Stock actually trade on Nasdaq.

“Disclosure Memorandum” of JMSB or EFSI, as applicable, means a letter delivered by JMSB or EFSI, as applicable, to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue, incomplete or incorrect, (b) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (c) any disclosures made with respect to a Section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (i) any other Section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced, and (ii) other Sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections.

“EFSI Common Stock” means the common stock, par value $2.50 per share, of EFSI.

“EFSI Entities” means, collectively, EFSI and all EFSI Subsidiaries.

“EFSI ERISA Affiliate” means any entity which together with a EFSI Entity would be treated as a single employer under Code Section 414.

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“EFSI Financial Statements” means (a) the consolidated balance sheets (including related notes and schedules, if any) of EFSI as of December 31, 2025, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2025, 2024 and 2023, as filed by EFSI in the SEC Reports, and (b) the consolidated balances sheets of EFSI (including related notes and schedules, if any) and related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Reports filed with respect to periods ended subsequent to March 31, 2026.

“EFSI Stock Plan” means the existing stock option and other stock-based compensation plans of EFSI designated as the EFSI 2023 Stock Incentive Plan, as amended and the EFSI 2014 Stock Incentive Plan.

“EFSI Subsidiary” means the Subsidiaries of EFSI, including the Bank of Clarke.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, employment, termination, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, split dollar life insurance policy, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (a) covered or qualified under the Code, ERISA or any other applicable Law, (b) written or oral, (c) funded or unfunded, (d) actual or contingent, or (e) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, restricted shares, restricted stock units, performance units, rights (including preemptive rights or redemption rights), stock appreciation rights, contingent value rights, “phantom” stock or similar securities or rights, scrip, units, understandings, warrants, or other binding obligations (including under any shareholder rights plan or other arrangement commonly referred to as a “poison pill”) of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (a) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (b) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (c) any other substance which has been, is, or may be the subject of regulatory action by any Regulatory Authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“JMSB Common Stock” means the voting common stock, par value $0.01 per share, of JMSB.

“JMSB Entities” means, collectively, JMSB and all JMSB Subsidiaries.

“JMSB ERISA Affiliate” means any entity which together with a JMSB Entity would be treated as a single employer under Code Section 414.

“JMSB Financial Statements” means (a) the consolidated balance sheets (including related notes and schedules, if any) of JMSB as of December 31, 2025 and 2024, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2025 and 2024, as filed by JMSB in the SEC Reports, and (b) the consolidated balances sheets of JMSB (including related notes and schedules, if any) and related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

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“JMSB Restricted Stock Award” means each award of restricted stock (or units in respect thereof) or performance-based restricted stock (or units in respect thereof) granted under the JMSB Stock Plans.

“JMSB Share Issuance” means the issuance of shares of JMSB Common Stock in connection with the Merger.

“JMSB Stock Plans” means the existing stock-based compensation plans of JMSB designated as the JMSB 2025 Stock Incentive Plan, as amended and the Amended and Restated JMSB 2015 Stock Incentive Plan, as amended.

“JMSB Subsidiaries” means the Subsidiaries of JMSB, including John Marshall Bank and Merger Sub.

“Joint Proxy/Prospectus” means the joint proxy statement and prospectus in definitive form relating to the meetings of EFSI’s and JMSB’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

“Key Employee” means an employee of any EFSI Entity or any JMSB Entity, as applicable having the position of Vice President or above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer, chief compliance officer, chief accounting officer, chief operating officer, chief credit officer, chief lending officer, chief administrative officer, general counsel, any assistant or deputy general counsel or chief human resources officer, secretary, assistant secretary or Persons with the functional responsibilities of such positions, of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

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“Litigation” means any action, arbitration, mediation, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, loan repurchase agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which any of EFSI, Bank of Clarke, JMSB or John Marshall Bank, as applicable, is party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (a) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, Liabilities (whether contingent or otherwise), prospects, privileges (whether contractual or otherwise), or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (ii) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (iii) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of EFSI and JMSB, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (iv) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (v) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (vi) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, civil disobedience, sabotage, or military action or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, national or international political, general economic, social conditions or changes in the financial or capital markets (including any disruption thereof and any decline in the price of any security or any market index), any acts of God, calamities, earthquakes, floods, hurricanes, tornadoes, natural disasters or epidemics, pandemics, disease outbreaks or other public health emergencies or the effects thereof, including the imposition by a Regulatory Authority of any travel restrictions, quarantine measures or other closures or supply chain blockages or restrictions, or (viii) actions or omissions taken with the prior written consent of either JMSB or EFSI as the other Party, as applicable, or expressly required by this Agreement; except, with respect to clauses (i), (ii), (iii), (iv), and (vii), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies of similar size in the industry and geographic markets in which such Party and its Subsidiaries operate, or (b) prevents or materially impairs, or would reasonably be expected to prevent or materially impact, the ability of such Party to timely consummate the transactions contemplated hereby.

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“Nasdaq” means the Nasdaq Capital Market.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Party and its Subsidiaries, in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with such Party’s practices and procedures prior to and as of such date.

“Party” means any of EFSI, JMSB or Merger Sub and “Parties” means EFSI, JMSB and Merger Sub.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Personal Information” means data or information in any medium that alone or in combination with other information allows the identification of an individual or that otherwise is personal data, protected health information, or other data regulated under applicable Privacy and Information Security Requirements, including by way of example: name, street address, telephone number, email address, photograph, social security number, bank account number, pin code, race, gender, religion, political affiliation, sexual orientation, driver’s license number, passport number or customer or account number, IP address, or any persistent identifier.

“Previously Disclosed” by either JMSB or EFSI means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Reports that were filed after January 1, 2024, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

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“Privacy and Information Security Requirements” means, with respect to EFSI or JMSB, as applicable, all (a) applicable Laws relating to privacy, information security, or the Processing of Personal Information, (b) all applicable Laws concerning the security of the EFSI Entities’ or the JMSB Entities’ (as applicable) products, services and systems, (c) all Contracts to which a EFSI Entity or a JMSB Entity (as applicable) is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of information or systems, (d) the EFSI Entities’ or the JMSB Entities’ (as applicable) internal and posted policies and notices relating to Personal Information and/or the privacy and the security of the EFSI Entities’ or the JMSB Entities’ (as applicable) products, services, systems and Business Data, and (e) to the extent applicable, the Payment Card Information Data Security Standards and any industry self-regulatory principles regarding direct marketing, telemarketing, and online behavioral advertising.

“Processing” means any operation or set of operations that is performed upon Personal Information or other Business Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by JMSB under the Securities Act with respect to the shares of JMSB Common Stock to be issued to the shareholders of EFSI pursuant to this Agreement.

“Regulatory Authority” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the Virginia BFI, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any JMSB Entities with the SEC on or after January 1, 2023, or by any EFSI Entities with the SEC on or after January 1, 2023, as applicable.

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“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other Business Data, (b) inadvertent, unauthorized, and/or unlawful sale, or rental of Personal Information or other Business Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the systems.

“Software” means all computer programs (including any software implementation of algorithms, models and methodologies), assemblers, applets, compilers, interfaces, applications, utilities, diagnostics and embedded systems, tools, firmware, and computations (including any data and collections of data), each of the foregoing in any form or format, and documentation (including user manuals and training materials) relating to the foregoing.

“Subordinated Notes” means EFSI’s 4.50% Fixed-to-Floating Rate Subordinated Notes due April 1, 2032.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (a) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (b) in the case of partnerships, serves as a general partner, (c) in the case of a limited liability company, serves as a managing member, or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of either JMSB or EFSI, as applicable, determines in its good faith judgment (after consultation with, or the receipt of the advice of, outside legal counsel and a financial advisor of national reputation) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to such Party’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by either EFSI or JMSB as the other Party, as applicable), taking into account all relevant factors (including (a) the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by either EFSI or JMSB as the other Party, as applicable, in response to such Acquisition Proposal), and (b) any conditions to closing and certainty of closing, timing, any applicable break-up fees and expense reimbursement provisions, and ability of such offeree to consummate the Acquisition Proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

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“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

“Third Party Service Provider” shall mean a third party that provides outsourcing or other data or IT-related services for JMSB or EFSI, respectively, including any third party that JMSB or EFSI, respectively, engages to Process Personal Information on behalf of JMSB or EFSI, respectively and/or to develop Software on behalf of JMSB or EFSI, respectively.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

10.2.	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

ACL	35
Agreement	1
Bank Merger	1
Bank of Clarke	1
Bank of Clarke Common Stock	13
Bankruptcy and Equity Exceptions	11
BOLI	31
Book-Entry Share	5
Burdensome Condition	72
Canceled Shares	5
Certificate	5
Change in the EFSI Recommendation	68
Change in the JMSB Recommendation	68
Chosen Courts	105
Closing	2

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Closing Date	2
Confidentiality Agreement	74
Covered Employees	75
DOL	27
Effective Time	2
EFSI	1
EFSI Benefit Plan	27
EFSI Contracts	30
EFSI Directors	80
EFSI ESPP	7
EFSI Independent Contractors	26
EFSI Insiders	82
EFSI Meeting	67
EFSI Nonqualified Plans	76
EFSI Pool	34
EFSI Real Property	20
EFSI Recommendation	67
EFSI Regulatory Agreement	31
EFSI Restricted Stock Award	6
EFSI SEC Reports	15
EFSI Shareholder Approval	11
EFSI Systems	22
EFSI Voting Agreements	1
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	5
FDIA	25
FDIC	11
Fractional Share Payment	7
Holders	8
Holding Company Merger	1
Holding Company Plan of Merger	4
Indemnified Party	77
Intermediate Surviving Corporation	1
IRS	24
JMSB	1
JMSB Benefit Plan	51
JMSB Contract	53
JMSB Directors	80
JMSB Meeting	67
JMSB Pool	56
JMSB Real Property	46
JMSB Recommendation	67
JMSB Regulatory Agreement	53
JMSB SEC Reports	41
JMSB Shareholder Approval	38

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JMSB Systems	47
JMSB Voting Agreements	1
John Marshall Bank	1
John Marshall Bank Common Stock	40
Knowledge	84, 85
Maximum Amount	78
Merger	1
Merger Consideration	5
Merger Sub	1
Mergers	1
Money Laundering Laws	25
New EFSI Restricted Stock Award	6
New JMSB Restricted Share Award	6
PBGC	27
Permitted Liens	20
Plan of Merger	1
Regulation O	34
Requisite Regulatory Approvals	83
Sanctioned Countries	35
Sanctions	35
Sarbanes-Oxley Act	15
Second Effective Time	4
Subsidiary Plan of Merger	4
Surviving Bank	4
Surviving Corporation	1
Takeover Statutes	33
Tax Opinion	83
Termination Date	86
Termination Fee	101
Transaction Litigation	79
Treasury Regulations	19
Virginia BFI	11
VSCA	1
VSCC	2

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are true, complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means, following the date hereof, such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to another Party or its representatives at least three Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least three Business Days prior to the date hereof, or (c) filed or furnished by a Party with the SEC and publicly available on EDGAR at least three Business Days prior to the date hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

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10.3.	Expenses.

(a)           Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of JMSB and EFSI shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy/Prospectus and aggregate printing and mailing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy/Prospectus.

(b)           Notwithstanding the foregoing, if

(i)            (A) either EFSI or JMSB terminates this Agreement pursuant to (1) Section 9.1(b)(ii) or (2) Section 9.1(c) and the EFSI Shareholder Approval has not been obtained, or (B) JMSB terminates pursuant to Section 9.1(f), and after the date of this Agreement, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, in each case with respect to EFSI, and within 12 months of such termination EFSI shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or

(ii)           JMSB terminates this Agreement pursuant to Section 9.1(d),

then EFSI shall pay to JMSB an amount equal to $10,100,000 (the “Termination Fee”).

(c)           Notwithstanding the foregoing, if

(i)            (A) either EFSI or JMSB terminates this Agreement pursuant to (1) Section 9.1(b)(iii) or (2) Section 9.1(c) and the JMSB Shareholder Approval has not been obtained, or (B) EFSI terminates this Agreement pursuant to Section 9.1(f) and after the date of this Agreement, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, in each case with respect to JMSB, and within 12 months of such termination JMSB shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or

(ii)           EFSI terminates this Agreement pursuant to Section 9.1(e),

then JMSB shall pay to EFSI the Termination Fee.

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(d)           If the Termination Fee shall be payable pursuant to subsection (i) of Section 10.3(b) as a result of a termination of this Agreement by EFSI or subsection (i) of Section 10.3(c) as a result of a termination of this Agreement by JMSB, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (i) of Section 10.3(b) as a result of a termination of this Agreement by JMSB, pursuant to subsection (i) of Section 10.3(c) as a result of a termination of this Agreement by EFSI, pursuant to subsection (ii) of Section 10.3(b), or pursuant to subsection (ii) of Section 10.3(c), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(e)           The payment of the Termination Fee by EFSI or JMSB pursuant to Section 10.3(b) or Section 10.3(c), respectively, constitutes liquidated damages and not a penalty, and except in the case of fraud or willful breach, shall be the sole monetary remedy of the other Party in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), Section 9.1(b)(iii), 9.1(c), 9.1(d), 9.1(e) or 9.1(f). Notwithstanding the foregoing, nothing in this Section 10.3 shall prevent, limit or otherwise restrict the right of JMSB or EFSI to bring or maintain any claims arising out of fraud or willful breach by the other Party, any other EFSI Entity, in the case of JMSB, or any other JMSB Entity, in the case of EFSI, or any of their respective Representatives of any provision of this Agreement or any other agreement delivered in connection herewith and any Termination Fee paid to the other Party hereunder will be offset against any award for damages given to the other Party pursuant to any claim for fraud or willful breach. The Parties acknowledge that the agreements contained in Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if EFSI or JMSB fails to pay any fee payable by it to the other Party pursuant to this Section 10.3 when due, then such Party shall pay to the other Party its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at a rate per annum equal to the “prime rate” as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was due under this Agreement until the date of payment.

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10.4.	Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the Disclosure Memorandum of each of EFSI and JMSB, the Exhibits, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger, the Holding Company Plan of Merger, and the EFSI Voting Agreements, and the JMSB Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the EFSI Shareholder Approval or JMSB Shareholder Approval has been obtained; provided, that after obtaining the EFSI Shareholder Approval or JMSB Shareholder Approval, there shall be made no amendment that requires further approval by such shareholders.

10.6.	Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the EFSI Shareholder Approval or JMSB Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. No failure or delay by any Party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

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10.7.	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage prepaid, return receipt requested, or by courier or overnight carrier, or by email (so long as no delivery failure or similar message is received) to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered; provided, that delivery by email shall be deemed delivered when transmitted if transmitted prior to 5:00 p.m., Eastern Time, and, if not, the next Business Day:

JMSB or Merger Sub:	John Marshall Bancorp, Inc.
John Marshall Bank 1943 Isaac Newton Square, Suite 100 Reston, Virginia 20190 Attention: Chris Bergstrom Email: cbergstrom@johnmarshallbank.com
Attention: Kent Carstater
Email: kcarstater@johnmarshallbank.com

Copy to Counsel (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Michael P. Reed
Email: michael.reed@skadden.com;
Attention: Nicholas J. Colombo
Email: nicholas.colombo@skadden.com

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EFSI:	Eagle Financial Services, Inc. Bank of Clarke 2 East Main Street PO Box 391
Berryville, VA 22611 Attention: Brandon C. Lorey Email: blorey@bankofclarke.com

Copy to Counsel (which shall not constitute notice):

Troutman Pepper Locke LLP 1001 Haxall Point 15th Floor
Richmond, VA 23219 Attention: Seth Winter Email: seth.winter@troutman.com Attention: Gregory F. Parisi Email: gregory.parisi@troutman.com

10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           The Parties agree that this Agreement shall be governed by, and construed in all respects in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Laws of the Commonwealth of Virginia without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)           Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the county of Fairfax in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

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10.10.	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by electronic means, including by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of electronic means, including email delivery of a “.pdf” format data file, to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use electronic means, including email delivery of a “.pdf” format data file, as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.	Interpretation.

(a)           The captions, table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles, Sections or Exhibits shall mean and refer to the referenced Articles, Sections and Exhibits of this Agreement.

(b)          Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.12.	Enforcement of Agreement.

The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

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10.13.	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.14.	Confidential Supervisory Information.

Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b) or 12 C.F.R. § 309.6 shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure.

[signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

JOHN MARSHALL BANCORP, INC.

By:	/s/ Kent D. Carstater
Name: Kent D. Carstater
Title: Senior Executive Vice President, Chief Financial Officer

EAGLE FINANCIAL SERVICES, INC.

By:	/s/ Brandon C. Corey
Name: Brandon C. Corey
Title: President and Chief Executive Officer

GEORGE SUB, INC.

By:	/s/ Kent D. Carstater
Name: Kent D. Carstater
Title: President

EXHIBIT A-1

FORM OF EFSI VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of September [●], 2026, by and among John Marshall Bancorp, Inc., a Virginia corporation (“JMSB”), George Sub, Inc., a Virginia corporation and wholly owned subsidiary of JMSB (“Merger Sub”), Eagle Financial Services, Inc., a Virginia corporation (“EFSI”) and the undersigned shareholder [and director][and executive officer] (the “Shareholder”) of EFSI in the Shareholder’s capacity as a shareholder of EFSI, and not in his or her capacity as [a director][an executive officer] of EFSI.

Preamble

Concurrently with the execution of this Agreement, EFSI, Merger Sub and JMSB are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, EFSI will merge with and into Merger Sub (the “Merger”), with EFSI as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Intermediate Surviving Corporation”) and immediately thereafter the Intermediate Surviving Corporation will merge with and into JMSB, with JMSB as the surviving corporation (sometimes referred to in such capacity as the “Surviving Corporation”) (the “Holding Company Merger”).

Simultaneously with the Merger, Bank of Clarke, a Virginia state-chartered bank and wholly owned subsidiary of EFSI (“Bank of Clarke”), will merge with and into John Marshall Bank, a Virginia state-chartered bank and wholly owned subsidiary of JMSB (“John Marshall Bank”), with John Marshall Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”) (the “Bank Merger,” and together with the Merger and the Holding Company Merger, the “Mergers”).

As of the date hereof, the Shareholder is [a director][an executive officer] of EFSI and has Beneficial Ownership of, in the aggregate, those shares of common stock, par value $2.50 per share, of EFSI (“EFSI Common Stock”) specified on Schedule 1 attached hereto. By virtue of the Merger, each share of EFSI Common Stock will be converted into the right to receive 2.00 shares of JMSB Common Stock (as such term is defined in the Merger Agreement), and therefore the Mergers are expected to be of substantial benefit to the Shareholder.

As a condition and inducement to EFSI, JMSB and Merger Sub entering into the Merger Agreement, EFSI, JMSB and Merger Sub have required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein.

Other individuals, as a condition and inducement to EFSI, JMSB and Merger Sub entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
GENERAL

1.1.          Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security; or (b) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Chosen Courts” has the meaning prescribed to such term in Section 5.7.2.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Covered Shares” means, with respect to the Shareholder, the Existing Shares, together with any shares of EFSI Common Stock or other capital stock of EFSI and any securities convertible into or exercisable or exchangeable for shares of EFSI Common Stock or other capital stock of EFSI, in each case, that the Shareholder acquires Beneficial Ownership of on or after the date hereof. The term “Covered Shares” shall not include any securities owned of record or Beneficially Owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect and nothing herein shall limit or affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.

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“EFSI Shareholders’ Meeting” has the meaning prescribed to such term in Section 2.1.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, voting trust or agreement, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to the Shareholder, all shares of EFSI Common Stock Beneficially Owned by the Shareholder as specified on Schedule 1 hereto.

“New EFSI Stock” has the meaning prescribed to such term in Section 4.2.

“Permitted Transfer” means a Transfer (a) as the result of the death of the Shareholder by the Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (b) Transfers to Affiliates (including trusts) and family members in connection with bona fide estate and tax planning purposes, (c) Transfers to any other shareholder, director or executive officer of EFSI who has executed a copy of this Agreement on the date hereof, (d) Transfers in connection with the payment of any withholding taxes owed by the Shareholder in connection with any vesting, settlement or exercise, as applicable, of a EFSI restricted stock award, (e) Transfers in respect of Covered Shares pledged in a bona fide transaction, which is outstanding prior to or as of the date hereof and that, in accordance with its terms, matures or settles after the date hereof, to a lender to the Shareholder, and (f) such transfers as JMSB may otherwise permit in writing prior to the consummation thereof; provided, that, in the case of the foregoing clauses (a), (b), and (f), prior to the effectiveness of such Transfer, such transferee executes and delivers to EFSI, Merger Sub and JMSB an agreement that is identical to this Agreement or such other written agreement, in form and substance reasonably acceptable to JMSB, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares Transferred as the Shareholder shall have made hereunder.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “Transferred” shall have a correlative meaning.

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Article II
COVENANTS OF SHAREHOLDER

2.1.         Agreement to Vote. The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the shareholders of EFSI or at any other meeting of the shareholders of EFSI, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of EFSI (collectively, “EFSI Shareholders’ Meeting”), the Shareholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Shareholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)            appear at each such meeting or otherwise cause the Covered Shares as to which the Shareholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Shareholder controls the right to vote:

(i)            in favor of the approval and adoption of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Mergers, and any actions required in furtherance thereof;

(ii)           in favor of the adjournment or postponement of the EFSI Shareholders’ Meeting if (x) as of the time for which the EFSI Shareholders’ Meeting is originally scheduled, there are insufficient shares of EFSI Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of EFSI Shareholders’ Meeting or (y) on the date of the EFSI Shareholders’ Meeting, EFSI has not received proxies representing a sufficient number of shares necessary to obtain the EFSI Shareholder Approval (as defined in the Merger Agreement);

(iii)          against any action or agreement that could result in a material breach of any covenant, representation or warranty or any other obligation of EFSI under the Merger Agreement;

(iv)          against any Acquisition Proposal; and

(v)           against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the shareholders of EFSI that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by EFSI of its obligations under the Merger Agreement.

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2.2.          No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney in contravention of the obligations of the Shareholder under this Agreement with respect to the Covered Shares, (c) shall not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then Beneficially Owned by the Shareholder or otherwise reasonably expected to prevent or disable the Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Shareholder from performing any of his or her obligations under this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES

3.1.          Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to EFSI, JMSB and John Marshall Bank as follows:

(a)            Authorization; Validity of Agreement; Necessary Action. The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against him or her in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of insured depository institutions or the rights of creditors generally and the availability of equitable remedies).

(b)           Ownership. The Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned by the Shareholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. From the date hereof through and on the Closing Date, the Shareholder has and will have sole title to the Covered Shares, free and clear of any Encumbrances other than those imposed by applicable securities Laws and this Agreement. As of the date hereof, the Existing Shares constitute all of the shares of EFSI Common Stock Beneficially Owned by the Shareholder. The Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition (including the right to control any disposition), subject to the provisions of this Agreement, sole power to issue instructions with respect to the matters set forth in Article II hereof (including the right to control the making or issuing of any such instructions), and sole power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Closing Date. The Shareholder has and will have possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held at the Depository Trust Company or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

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(c)           No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement will not, (i) conflict with or violate any Law or Order applicable to the Shareholder or by which any of his or her Assets is bound, or (ii) constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Encumbrance on the Assets of the Shareholder under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party or by which the Shareholder or any of his or her Assets is bound, except for any of the foregoing as would not be reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his or her obligations under this Agreement. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her Affiliates (A) has entered into any voting agreement or voting trust with respect to any Covered Shares or entered into any other Contract relating to the voting of the Covered Shares or (B) has appointed or granted a proxy or power of attorney with respect to any Covered Shares.

(d)           Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any Consent. No Consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(e)            Legal Proceedings. There is no Litigation pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her Affiliates that could reasonably be expected to impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)            No Fees. The Shareholder has not employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(g)           Reliance by JMSB and Merger Sub. The Shareholder understands and acknowledges that JMSB and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.

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Article IV
OTHER COVENANTS

4.1.          Prohibition on Transfers; Other Actions.

(a)           Until the earlier of the receipt of the EFSI Shareholder Approval or the date on which this Agreement is terminated in accordance with Section 5.1, the Shareholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Covered Shares other than as required to effect the Shareholder’s voting obligations in Section 2.1; (iv) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to vote all of the Covered Shares Beneficially Owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (v) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Promptly following the date hereof, EFSI shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares; provided, that any such stop transfer order and notice may immediately be withdrawn and terminated by EFSI following the termination of this Agreement in accordance with Section 5.1.

(b)           The Shareholder understands and agrees that if the Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, EFSI shall not, and the Shareholder hereby unconditionally and irrevocably instructs EFSI to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Shareholder shall have complied with the terms of this Agreement.

4.2.         Additional Shares. The Shareholder agrees that any EFSI Common Stock (or other voting securities of EFSI or any other securities exchangeable for, or convertible into, any voting securities of EFSI) that the Shareholder purchases or with respect to which the Shareholder otherwise acquires record or Beneficial Ownership after the date of this Agreement and prior to the termination of this Agreement (“New EFSI Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as the Existing Shares.

4.3.          Certain Events. In the event of a stock split, stock dividend or distribution, or any change in the EFSI Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.4.          Notice of Acquisitions. The Shareholder hereby agrees to notify EFSI and JMSB as promptly as practicable (and in any event at least two Business Days prior to the occurrence of any of the following events) in writing of (a) the number of any additional shares of EFSI Common Stock or other securities of EFSI of which the Shareholder acquires record or Beneficial Ownership on or after the date hereof, and (b) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein; except, in either case, in connection with the acquisition of any shares of EFSI Common Stock through EFSI’s 2026 Employee Stock Purchase Plan, or acquired upon the exercise or vesting of equity awards under any equity incentive plan of EFSI existing as of the date hereof.

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4.5.          Acquisition Proposals. Subject to Section 4.6, the Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, seek, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data in connection with, or afford access to the business, personnel, Assets or Books and Records of the EFSI Entities in connection with, or take any other action to solicit, facilitate or induce the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined under the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Mergers in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of EFSI’s shareholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of EFSI that takes any action in support of an Acquisition Proposal, (g) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (h) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.5 by any Affiliate or Representative of the Shareholder shall constitute a breach of this Section 4.5 by the Shareholder.

4.6.          Shareholder Capacity. The Shareholder is signing this Agreement solely in his or her capacity as a holder of EFSI Common Stock, and nothing in this Agreement shall prohibit, prevent or preclude the Shareholder from taking or not taking any action in the Shareholder’s capacity as [a director][an executive officer] of EFSI to the extent permitted by the Merger Agreement, provided that, the foregoing shall not release the Shareholder of any obligations under Section 2.1; provided, JMSB is not in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement.

4.7.          Further Assurances. From time to time, at the request of EFSI or JMSB and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

4.8.          Appraisal and Dissenter’s Rights. The Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers that the Shareholder may have with respect to any Covered Shares.

4.9.          Disclosure. The Shareholder hereby authorizes EFSI and JMSB to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligation under this Agreement including a copy of this Agreement.

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Article V
MISCELLANEOUS

5.1.          Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms, and (c) the termination of this Agreement by mutual written consent of the parties hereto; provided, the provisions of Article V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement before such termination.

5.2.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in EFSI or JMSB any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and EFSI or JMSB shall not have any authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed duly given if delivered personally, sent via email, with confirmation, so long as such email states it is a notice delivered pursuant to this Section 5.3, delivered by an express courier or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

if to JMSB, to:

John Marshall Bancorp, Inc.
John Marshall Bank
1943 Isaac Newton Square, Suite 100
Reston, VA 20190
Attention: Chris Bergstrom
Email: cbergstrom@johnmarshallbank.com

Attention: Kent Carstater

Email: kcarstater@johnmarshallbank.com

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Michael P. Reed
Email: michael.reed@skadden.com
Attention: Nicholas J. Colombo
Email: nicholas.colombo@skadden.com

if to EFSI, to:

Eagle Financial Services, Inc.
Bank of Clarke
2 East Main Street

PO Box 391

Berryville, VA 22611
Attention: Brandon C. Lorey
Email: blorey@bankofclarke.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
1001 Haxall Point

15th Floor

Richmond, VA 23219
Attention: Seth A. Winter
Email: seth.winter@troutman.com

Attention: Gregory F. Parisi

Email: gregory.parisi@troutman.com

Shareholder:

To those Persons indicated on Schedule 1.

5.4.          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the Commonwealth of Virginia are authorized by law or executive order to be closed, (ii) references to “the date hereof” shall mean the date of this Agreement, (ii) the word “or” is not exclusive and (iv) terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

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5.5.          Counterparts; Delivery by Electronic Transmission. This Agreement, any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed in two or more counterparts, including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a Contract and each party hereto forever waives any such defense.

5.6.          Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

5.7.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

5.7.1       This Agreement shall be governed and construed in accordance with the Laws of the Commonwealth of Virginia, without giving effect to any applicable conflicts of Law.

5.7.2        Each of the parties to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions that are contemplated by this Agreement exclusively in any federal or state court sitting in the county of Fairfax in the Commonwealth of Virginia (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.3.

5.7.3        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

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5.8.          Amendments; Waivers. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties upon the approval of each of the parties. The parties hereto may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party and each other party hereto, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. No failure or delay by any party hereto in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

5.9.          Enforcement of Agreement. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations under Section 2.1) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

5.10.        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

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5.11.        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.12.        Third-Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

5.13.        Expenses. Each of the parties hereto shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

5.14.        Efforts. On the terms and subject to the conditions of this Agreement, the Shareholder agrees to execute and deliver such additional documents as JMSB may reasonably request and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, the Shareholder shall execute and deliver to JMSB and any of its designees any proxies reasonably requested by JMSB with respect to the Shareholder’s voting obligations under this Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the day and year first written above.

JOHN MARSHALL BANCORP, INC.

By:
Name:
Title:

EAGLE FINANCIAL SERVICES, INC.

By:
Name:
Title:

SHAREHOLDER

Name:

[Signature Page to EFSI Voting Agreement]

Schedule 1

INFORMATION

Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

Schedule 1

EXHIBIT A-2

FORM OF JMSB VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of September [●], 2026, by and among John Marshall Bancorp, Inc., a Virginia corporation (“JMSB”), George Sub, Inc., a Virginia corporation and wholly owned subsidiary of JMSB (“Merger Sub”), Eagle Financial Services, Inc., a Virginia corporation (“EFSI”) and the undersigned shareholder [and director][and executive officer] (the “Shareholder”) of JMSB in the Shareholder’s capacity as a shareholder of JMSB, and not in his or her capacity as [a director][an executive officer] of JMSB.

Preamble

Concurrently with the execution of this Agreement, EFSI, Merger Sub and JMSB are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, EFSI will merge with and into Merger Sub (the “Merger”), with EFSI as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Intermediate Surviving Corporation”) and immediately thereafter the Intermediate Surviving Corporation will merge with and into JMSB, with JMSB as the surviving corporation (sometimes referred to in such capacity as the “Surviving Corporation”) (the “Holding Company Merger”).

Simultaneously with the Merger, Bank of Clarke, a Virginia state-chartered bank and wholly owned subsidiary of EFSI (“Bank of Clarke”), will merge with and into John Marshall Bank, a Virginia state-chartered bank and wholly owned subsidiary of JMSB (“John Marshall Bank”), with John Marshall Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”) (the “Bank Merger,” and together with the Merger and the Holding Company Merger, the “Mergers”).

As of the date hereof, the Shareholder is [a director][an executive officer] of JMSB and has Beneficial Ownership of, in the aggregate, those shares of common stock, par value $0.01 per share, of JMSB (“JMSB Common Stock”) specified on Schedule 1 attached hereto.

As a condition and inducement to EFSI, JMSB and Merger Sub entering into the Merger Agreement, EFSI, JMSB and Merger Sub have required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein.

Other individuals, as a condition and inducement to EFSI, JMSB and Merger Sub entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
GENERAL

1.1.          Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security; or (b) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Chosen Courts” has the meaning prescribed to such term in Section 5.7.2.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Covered Shares” means, with respect to the Shareholder, the Existing Shares, together with any shares of JMSB Common Stock or other capital stock of JMSB and any securities convertible into or exercisable or exchangeable for shares of JMSB Common Stock or other capital stock of JMSB, in each case, that the Shareholder acquires Beneficial Ownership of on or after the date hereof. The term “Covered Shares” shall not include any securities owned of record or Beneficially Owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect and nothing herein shall limit or affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.

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“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, voting trust or agreement, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to the Shareholder, all shares of JMSB Common Stock Beneficially Owned by the Shareholder as specified on Schedule 1 hereto.

“JMSB Shareholders’ Meeting” has the meaning prescribed to such term in Section 2.1.

“New JMSB Stock” has the meaning prescribed to such term in Section 4.2.

“Permitted Transfer” means a Transfer (a) as the result of the death of the Shareholder by the Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (b) Transfers to Affiliates (including trusts) and family members in connection with bona fide estate and tax planning purposes, (c) Transfers to any other shareholder, director or executive officer of JMSB who has executed a copy of this Agreement on the date hereof, (d) Transfers in connection with the payment of any withholding taxes owed by the Shareholder in connection with any vesting, settlement or exercise, as applicable, of a JMSB restricted stock award, (e) Transfers in respect of Covered Shares pledged in a bona fide transaction, which is outstanding prior to or as of the date hereof and that, in accordance with its terms, matures or settles after the date hereof, to a lender to the Shareholder, and (f) such transfers as EFSI may otherwise permit in writing prior to the consummation thereof; provided, that, in the case of the foregoing clauses (a), (b), and (f), prior to the effectiveness of such Transfer, such transferee executes and delivers to EFSI, Merger Sub and JMSB an agreement that is identical to this Agreement or such other written agreement, in form and substance reasonably acceptable to EFSI, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares Transferred as the Shareholder shall have made hereunder.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “Transferred” shall have a correlative meaning.

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Article II
COVENANTS OF SHAREHOLDER

2.1.          Agreement to Vote. The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the shareholders of JMSB or at any other meeting of the shareholders of JMSB, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of JMSB (collectively, “JMSB Shareholders’ Meeting”), the Shareholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Shareholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)           appear at each such meeting or otherwise cause the Covered Shares as to which the Shareholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Shareholder controls the right to vote:

(i)            in favor of the approval of the JMSB Share Issuance, and any actions required in furtherance thereof;

(ii)           in favor of the adjournment or postponement of the JMSB Shareholders’ Meeting if (x) as of the time for which the JMSB Shareholders’ Meeting is originally scheduled, there are insufficient shares of JMSB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of JMSB Shareholders’ Meeting or (y) on the date of the JMSB Shareholders’ Meeting, JMSB has not received proxies representing a sufficient number of shares necessary to obtain the JMSB Shareholder Approval (as defined in the Merger Agreement);

(iii)          against any action or agreement that could result in a material breach of any covenant, representation or warranty or any other obligation of JMSB under the Merger Agreement;

(iv)          against any Acquisition Proposal; and

(v)           against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the shareholders of JMSB that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by JMSB of its obligations under the Merger Agreement.

2.2.         No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney in contravention of the obligations of the Shareholder under this Agreement with respect to the Covered Shares, (c) shall not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then Beneficially Owned by the Shareholder or otherwise reasonably expected to prevent or disable the Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Shareholder from performing any of his or her obligations under this Agreement.

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Article III
REPRESENTATIONS AND WARRANTIES

3.1.          Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to JMSB, EFSI and Bank of Clarke as follows:

(a)          Authorization; Validity of Agreement; Necessary Action. The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against him or her in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of insured depository institutions or the rights of creditors generally and the availability of equitable remedies).

(b)           Ownership. The Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned by the Shareholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. From the date hereof through and on the Closing Date, the Shareholder has and will have sole title to the Covered Shares, free and clear of any Encumbrances other than those imposed by applicable securities Laws and this Agreement. As of the date hereof, the Existing Shares constitute all of the shares of JMSB Common Stock Beneficially Owned by the Shareholder. The Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition (including the right to control any disposition), subject to the provisions of this Agreement, sole power to issue instructions with respect to the matters set forth in Article II hereof (including the right to control the making or issuing of any such instructions), and sole power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Closing Date. The Shareholder has and will have possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held at the Depository Trust Company or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

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(c)            No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement will not, (i) conflict with or violate any Law or Order applicable to the Shareholder or by which any of his or her Assets is bound, or (ii) constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Encumbrance on the Assets of the Shareholder under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party or by which the Shareholder or any of his or her Assets is bound, except for any of the foregoing as would not be reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his or her obligations under this Agreement. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her Affiliates (A) has entered into any voting agreement or voting trust with respect to any Covered Shares or entered into any other Contract relating to the voting of the Covered Shares or (B) has appointed or granted a proxy or power of attorney with respect to any Covered Shares.

(d)           Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any Consent. No Consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(e)           Legal Proceedings. There is no Litigation pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her Affiliates that could reasonably be expected to impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)            No Fees. The Shareholder has not employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(g)           Reliance by EFSI and Merger Sub. The Shareholder understands and acknowledges that EFSI and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.

Article IV
OTHER COVENANTS

4.1.          Prohibition on Transfers; Other Actions.

(a)           Until the earlier of the receipt of the JMSB Shareholder Approval or the date on which this Agreement is terminated in accordance with Section 5.1, the Shareholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Covered Shares other than as required to effect the Shareholder’s voting obligations in Section 2.1; (iv) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to vote all of the Covered Shares Beneficially Owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (v) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Promptly following the date hereof, JMSB shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares; provided, that any such stop transfer order and notice may immediately be withdrawn and terminated by JMSB following the termination of this Agreement in accordance with Section 5.1.

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(b)          The Shareholder understands and agrees that if the Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, JMSB shall not, and the Shareholder hereby unconditionally and irrevocably instructs JMSB to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Shareholder shall have complied with the terms of this Agreement.

4.2.         Additional Shares. The Shareholder agrees that any JMSB Common Stock (or other voting securities of JMSB or any other securities exchangeable for, or convertible into, any voting securities of JMSB) that the Shareholder purchases or with respect to which the Shareholder otherwise acquires record or Beneficial Ownership after the date of this Agreement and prior to the termination of this Agreement (“New JMSB Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as the Existing Shares.

4.3.         Certain Events. In the event of a stock split, stock dividend or distribution, or any change in the JMSB Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.4.          Notice of Acquisitions. The Shareholder hereby agrees to notify EFSI and JMSB as promptly as practicable (and in any event at least two Business Days prior to the occurrence of any of the following events) in writing of (a) the number of any additional shares of JMSB Common Stock or other securities of JMSB of which the Shareholder acquires record or Beneficial Ownership on or after the date hereof, and (b) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein; except, in either case, in connection with the acquisition of any shares of JMSB Common Stock acquired upon the exercise or vesting of equity awards under any equity incentive plan of JMSB existing as of the date hereof.

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4.5.         Acquisition Proposals. Subject to Section 4.6, the Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, seek, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data in connection with, or afford access to the business, personnel, Assets or Books and Records of the JMSB Entities in connection with, or take any other action to solicit, facilitate or induce the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined under the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Mergers in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of JMSB’s shareholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of JMSB that takes any action in support of an Acquisition Proposal, (g) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (h) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.5 by any Affiliate or Representative of the Shareholder shall constitute a breach of this Section 4.5 by the Shareholder.

4.6.          Shareholder Capacity. The Shareholder is signing this Agreement solely in his or her capacity as a holder of JMSB Common Stock, and nothing in this Agreement shall prohibit, prevent or preclude the Shareholder from taking or not taking any action in the Shareholder’s capacity as [a director][an executive officer] of JMSB to the extent permitted by the Merger Agreement, provided that, the foregoing shall not release the Shareholder of any obligations under Section 2.1; provided, EFSI is not in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement.

4.7.          Further Assurances. From time to time, at the request of EFSI or JMSB and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

4.8.          Appraisal and Dissenter’s Rights. The Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers that the Shareholder may have with respect to any Covered Shares.

4.9.          Disclosure. The Shareholder hereby authorizes EFSI and JMSB to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligation under this Agreement including a copy of this Agreement.

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Article V
MISCELLANEOUS

5.1.          Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms, and (c) the termination of this Agreement by mutual written consent of the parties hereto; provided, the provisions of Article V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement before such termination.

5.2.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in EFSI or JMSB any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and EFSI or JMSB shall not have any authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed duly given if delivered personally, sent via email, with confirmation, so long as such email states it is a notice delivered pursuant to this Section 5.3, delivered by an express courier or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

if to JMSB, to:

John Marshall Bancorp, Inc.
John Marshall Bank
1943 Isaac Newton Square, Suite 100
Reston, VA 20190
Attention: Chris Bergstrom
Email: cbergstrom@johnmarshallbank.com,

Attention: Kent Carstater

Email: kcarstater@johnmarshallbank.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Michael P. Reed
Email: michael.reed@skadden.com;
Attention: Nicholas J. Colombo
Email: nicholas.colombo@skadden.com

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if to EFSI, to:

Eagle Financial Services, Inc.
Bank of Clarke
2 East Main Street

PO Box 391

Berryville, VA 22611
Attention: Brandon C. Lorey
Email: blorey@bankofclarke.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
1001 Haxall Point

15th Floor

Richmond, VA 23219

Attention: Seth A. Winter
Email: seth.winter@troutman.com
Attention: Gregory F. Parisi

Email: gregory.parisi@troutman.com

Shareholder:

To those Persons indicated on Schedule 1.

5.4.          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the Commonwealth of Virginia are authorized by law or executive order to be closed, (ii) references to “the date hereof” shall mean the date of this Agreement, (ii) the word “or” is not exclusive and (iv) terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

5.5.         Counterparts; Delivery by Electronic Transmission. This Agreement, any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed in two or more counterparts, including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a Contract and each party hereto forever waives any such defense.

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5.6.          Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

5.7.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

5.7.1       This Agreement shall be governed and construed in accordance with the Laws of the Commonwealth of Virginia, without giving effect to any applicable conflicts of Law.

5.7.2        Each of the parties to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions that are contemplated by this Agreement exclusively in any federal or state court sitting in the county of Fairfax in the Commonwealth of Virginia (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.3.

5.7.3        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

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5.8.          Amendments; Waivers. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties upon the approval of each of the parties. The parties hereto may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party and each other party hereto, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. No failure or delay by any party hereto in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

5.9.          Enforcement of Agreement. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations under Section 2.1), in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

5.10.        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

5.11.        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.12.        Third-Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

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5.13.        Expenses. Each of the parties hereto shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

5.14.        Efforts. On the terms and subject to the conditions of this Agreement, the Shareholder agrees to execute and deliver such additional documents as EFSI may reasonably request and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, the Shareholder shall execute and deliver to EFSI and any of its designees any proxies reasonably requested by EFSI with respect to the Shareholder’s voting obligations under this Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the day and year first written above.

JOHN MARSHALL BANCORP, INC.

By:
Name:
Title:

EAGLE FINANCIAL SERVICES, INC.

By:
Name:
Title:

SHAREHOLDER

Name:

[Signature Page to JMSB Voting Agreement]

Schedule 1

INFORMATION

Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

Schedule 1

EXHIBIT B

PLAN OF MERGER

Plan of Merger
merging
George Sub, Inc.,
a Virginia corporation
with and into
Eagle Financial Services, Inc.,
a Virginia corporation

Article I

THE MERGER

Section 1.1            The Merger.

(a)           Surviving Corporation. Upon the terms and subject to the conditions set forth in this plan of merger (the “Plan of Merger”) and in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”), George Sub, Inc., a Virginia corporation (“Merger Sub”), shall be merged with and into Eagle Financial Services, Inc., a Virginia corporation (“EFSI”), at the Effective Time (as defined below) (the “Merger”), and the separate corporate existence of Merger Sub shall thereupon cease and EFSI shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of John Marshall Bancorp, Inc. (“JMSB”).

(b)           Effective Time. The Parties will cause the Merger to become effective by filing articles of merger containing the Plan of Merger (the “Articles of Merger”) with the Clerk of the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”), which Articles of Merger will be executed and filed in accordance with the applicable provisions of the VSCA. The Merger shall become effective at the date and at the time specified in the Articles of Merger filed with the VSCC (the “Effective Time”).

(c)          Articles of Incorporation and Bylaws. At the Effective Time, (i) the articles of incorporation of EFSI as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be the same as the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Eagle Financial Services, Inc.,” and as so amended and restated shall be the articles of incorporation of the Surviving Corporation until thereafter further amended or restated in accordance with the provisions thereof and applicable law; and (ii) the bylaws of EFSI as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Eagle Financial Services, Inc.,” and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended or restated in accordance with the provisions thereof and applicable Law.

Article II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS

Section 2.1            Effect on Capital Stock. Subject to the provisions of this ARTICLE II, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, EFSI, the Surviving Corporation or the shareholders of any of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a)           All shares of capital stock of EFSI issued and outstanding immediately prior to the Effective Time that are held by EFSI, any EFSI Subsidiary, JMSB or any JMSB Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted, collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(b)           Each share of EFSI Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive 2.00 shares (the “Exchange Ratio”) of JMSB Common Stock (the “Merger Consideration”).

(c)           Each share of EFSI Common Stock, when so converted pursuant to Section 2.1(b), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of EFSI that immediately prior to the Effective Time represented shares of EFSI Common Stock shall cease to have any rights with respect to such EFSI Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE III, including the right, if any, to receive pursuant to Section 2.4, a Fractional Share Payment (as defined below) payable with respect to such EFSI Common Stock or any dividends or distributions pursuant to Section 3.1(d).

(d)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of EFSI, as the Surviving Corporation.

Section 2.2            Anti-Dilution Provisions. If at any time during the period between the date of the Agreement and the Effective Time, the issued and outstanding shares of EFSI Common Stock or securities convertible or exchangeable into or exercisable for shares of EFSI Common Stock or the issued and outstanding shares of JMSB Common Stock or securities convertible or exchangeable into or exercisable for shares of JMSB Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change; provided, that in any case, nothing in this Section 2.2 shall be construed to permit a Party to take any action with respect to its securities that is prohibited by the terms of the Agreement.

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Section 2.3            Treatment of Equity Awards.

(a)           Treatment of EFSI Restricted Stock Awards. As of immediately prior to the Effective Time, (i) each award of EFSI Common Stock subject to time-based, performance, or other vesting or lapse restrictions (each, an “EFSI Restricted Stock Award”) that is outstanding under any EFSI Stock Plan immediately prior to the Effective Time, shall, to the extent not vested, become fully vested; provided, that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the target level; and (ii) at the election of the holder of an EFSI Restricted Stock Award, which shall be delivered to EFSI no earlier than 15 Business Days prior to the Effective Time and no later than five Business Days prior to the Effective Time, each EFSI Restricted Stock Award shall either be (A) converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of EFSI Common Stock subject to such EFSI Restricted Stock Award immediately prior to the Effective Time, with any fractional shares rounded down to the nearest whole share of JMSB Common Stock or (B) canceled in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (x) the Exchange Ratio; (y) the number of shares of EFSI Common Stock represented by such EFSI Restricted Stock Award, and (z) the Average Closing Price; less any required withholding Taxes; provided, that to the extent that a holder fails to timely make an election the EFSI Restricted Stock Award shall receive the treatment set forth in (A). Notwithstanding the foregoing, any EFSI Restricted Stock Awards granted after the date of this Agreement and before the Closing Date (otherwise in compliance with the terms of this Agreement) (the “New EFSI Restricted Stock Award”) shall not vest as a result of the transactions contemplated by this Agreement and instead shall continue to vest following the Effective Date in accordance with the vesting schedule and terms and conditions of the applicable EFSI Restricted Stock Award subject to adjustments for the transactions contemplated by the Agreement. At the Effective Time, each New EFSI Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted automatically into a time-based JMSB Restricted Stock Award with the same terms and conditions as were applicable under such New EFSI Restricted Stock Award prior to the Effective Time (including vesting terms, but excluding performance-based vesting conditions which shall be deemed to have been satisfied at the target level) (the “New JMSB Restricted Share Award”). The number of shares of JMSB Common Stock subject to each New JMSB Restricted Share Award shall be equal to the product (rounded to the nearest whole share) of (x) the Exchange Ratio and (y) the number of shares of EFSI Common Stock represented by such New EFSI Restricted Stock Award.

(b)           Treatment of JMSB Restricted Stock Awards. As of immediately prior to the Effective Time, each JMSB Restricted Stock Award that is outstanding under any JMSB Stock Plan immediately prior to the Effective Time, shall, to the extent not vested, become fully vested; provided, that a holder of a JMSB Restricted Stock Award may elect, with such election to be delivered to JMSB no earlier than 15 Business Days prior to the Effective Time and no later than five Business Days prior to the Effective Time, for each JMSB Restricted Stock Award to be canceled in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (x) the number of shares of JMSB Common Stock represented by such JMSB Restricted Stock Award, and (z) the Average Closing Price; less any required withholding Taxes. Notwithstanding the foregoing, any JMSB Restricted Stock Awards granted after the date of this Agreement and before the Closing Date (otherwise in compliance with the terms of this Agreement) shall not vest as a result of the transactions contemplated by this Agreement and instead shall continue to vest following the Effective Date in accordance with the vesting schedule and terms and conditions of the applicable JMSB Restricted Stock Award.

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(c)           Payment by Surviving Corporation. To the extent that a holder elects to receive cash payment in respect of the EFSI Restricted Stock Awards or JMSB Restricted Stock Awards, as applicable, then the Surviving Corporation will pay to the holders of such EFSI Restricted Stock Awards or JMSB Restricted Stock Awards, as applicable, the amounts described in Section 2.3(a) or Section 2.3(b), as applicable, as promptly as practical but in any event no later than the third regularly scheduled payroll date of the Surviving Corporation.

Section 2.4            Fractional Shares. No certificate, book-entry share or scrip representing fractional shares of JMSB Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of JMSB shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of JMSB. Each holder of shares of EFSI Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of JMSB Common Stock (after taking into account all Certificates or Book-Entry Shares of such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (a) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of JMSB Common Stock that such holder of shares of EFSI Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(b) by (b) the Average Closing Price (the “Fractional Share Payment”).

Article III

Exchange of Shares

Section 3.1            Exchange Procedures.

(a)           Deposit of Merger Consideration. At or promptly following the Effective Time, JMSB shall deposit, or shall cause to be deposited, with Equiniti Trust Company, LLC, JMSB’s transfer agent, or another exchange agent selected by JMSB (the “Exchange Agent”), for the benefit of the holders of record of shares of EFSI Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”), for exchange in accordance with this ARTICLE III, (i) evidence of JMSB Common Stock in book-entry form issuable pursuant to Section 2.1(b) for shares of EFSI Common Stock equal to the aggregate Merger Consideration and (ii) immediately available funds, to the extent determinable, for (A) any Fractional Share Payments and (B) after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by JMSB, provided, that no such investment or losses thereon shall affect the amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to JMSB. JMSB shall instruct the Exchange Agent to timely issue the Merger Consideration and pay the Fractional Share Payment, dividends or distributions, if any, in accordance herewith.

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(b)           Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, JMSB shall cause the Exchange Agent to mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of JMSB) a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates or Book-Entry Shares, if applicable, to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares, if applicable, for exchange and cancelation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Merger Consideration in non-certificated book-entry form and (ii) a check representing the amount of (A) any Fractional Share Payment (if any), and (B) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.1(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.

(c)            Share Transfer Books. At the Effective Time, the share transfer books of EFSI shall be closed, and thereafter there shall be no further registration of transfers of shares of EFSI Common Stock. From and after the Effective Time, Holders who held shares of EFSI Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of EFSI Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE II of the Plan of Merger in exchange therefor, subject, however, to the JMSB’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by EFSI in respect of such shares of EFSI Common Stock in accordance with the terms of the Plan of Merger and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of EFSI Common Stock formerly represented thereby.

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(d)           Dividends with Respect to JMSB Common Stock. No dividends or other distributions declared with respect to JMSB Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of JMSB Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with the terms herein. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or the Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of JMSB Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of JMSB Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of JMSB Common Stock.

(e)           Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time may, at the request of JMSB, be delivered to JMSB as the Surviving Corporation, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to JMSB Common Stock) to which they are entitled under this Agreement shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto (subject to applicable abandoned property, escheat or similar Law, as general creditors thereof).

(f)            No Liability. None of JMSB, EFSI, Merger Sub, the Surviving Corporation, the Exchange Agent or any of their respective Affiliates, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of JMSB, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)           Withholding Rights. Each and any of JMSB, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as JSMB, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by JMSB, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by JMSB, the Surviving Corporation, or the Exchange Agent, as applicable.

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(h)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any Fractional Share Payment and dividend or distributions to which the Holder thereof is entitled pursuant to this Agreement.

(i)            Transferred Ownership. In the event of a transfer of ownership of EFSI Common Stock that is not registered in the transfer records of EFSI, payment of the Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to JMSB Common Stock) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of JMSB and Exchange Agent that such Tax has been paid or is not applicable.

Article IV

CONDITIONS PRECEDENT

Section 4.1            Conditions Precedent. The obligations of Merger Sub and EFSI to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

Article V

AMENDMENT

Section 5.1            Modification or Amendment. To the extent permitted by Law, the Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the EFSI Shareholder Approval or JMSB Shareholder Approval has been obtained; provided, that after obtaining the EFSI Shareholder Approval or JMSB Shareholder Approval, there shall be made no amendment that requires further approval by such shareholders under applicable Law.

Article VI

ABANDONMENT

Section 6.1            Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Parties upon approval of each of the Parties. Written notice of such abandonment shall be filed with the VSCC prior to the Effective Time.

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Article VII

DEFINITIONS

Section 7.1            Definitions. As used in this Plan of Merger, the following terms shall have the meanings below:

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, and “control” means (a) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (b) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (c) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Agreement” means the Agreement and Plan of Merger, dated as of September [●], 2026, by and between JMSB, EFSI and Merger Sub.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of JMSB Common Stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Bank of Clarke” means the Virginia state-chartered bank and wholly owned subsidiary of EFSI.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in the Commonwealth of Virginia are authorized or obligated by Law or executive order to close.

“Closing Date” means the date that the Effective Time occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

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“Determination Date” shall mean the 10th Business Day prior to the Closing Date, provided, that if shares of the JMSB Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the 10th Business Day prior to the Closing Date on which shares of JMSB Common Stock actually trade on Nasdaq.

“EFSI Common Stock” means the common stock, par value $2.50 per share, of EFSI.

“EFSI Shareholder Approval” means the approval of this Plan of Merger, the Agreement and the transactions contemplated hereby and thereby, including the Merger, by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of EFSI entitled to vote on the Agreement and the Merger as contemplated by Section 7.1 of the Agreement.

“EFSI Stock Plan” means the existing stock option and other stock-based compensation plans of EFSI designated as the EFSI 2023 Stock Incentive Plan, as amended and the EFSI 2014 Stock Incentive Plan.

“EFSI Subsidiary” means the Subsidiaries of EFSI, including Bank of Clarke.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, employment, termination, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, split dollar life insurance policy, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (a) covered or qualified under the Code, ERISA or any other applicable Law, (b) written or oral, (c) funded or unfunded, (d) actual or contingent, or (e) arrived at through collective bargaining or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“JMSB” means John Marshall Bancorp, Inc., a Virginia corporation.

“JMSB Common Stock” means the voting common stock, par value $0.01 per share, of JMSB.

“JMSB Restricted Stock Award” means each award of restricted stock (or units in respect thereof) or performance-based restricted stock (or units in respect thereof) granted under the JMSB Stock Plans.

“JMSB Share Issuance” means the issuance of shares of JMSB Common Stock in connection with the Merger.

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“JMSB Shareholder Approval” means the approval of the JMSB Share Issuance by JMSB’s shareholders as required by applicable Law and JMSB’s articles of incorporation and bylaws.

“JMSB Stock Plans” means the existing stock-based compensation plans of JMSB designated as the JMSB 2025 Stock Incentive Plan, as amended and the Amended and Restated JMSB 2015 Stock Incentive Plan, as amended.

“JMSB Subsidiaries” means the Subsidiaries of JMSB, including John Marshall Bank and Merger Sub.

“John Marshall Bank” means the Virginia state-chartered bank and wholly owned subsidiary of JMSB.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Nasdaq” means the Nasdaq Capital Market.

“Ordinary Course” means the conduct of the business of the Party and its Subsidiaries, in substantially the same manner as such business was operated on the date of the Agreement, including operations in conformance and consistent with such Party’s practices and procedures prior to and as of such date.

“Party” means any of EFSI, JMSB or Merger Sub and “Parties” means EFSI and Merger Sub.

“Person” means a natural person or any legal, commercial or Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Regulatory Authority” means, collectively, the United States Securities and Exchange Commission, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the Federal Deposit Insurance Corporation, the Bureau of Financial Services of the VSCC, the Bureau of Consumer Financial Protection, the United States Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

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“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“Subsidiary” or “Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (a) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (b) in the case of partnerships, serves as a general partner, (c) in the case of a limited liability company, serves as a managing member, or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

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EXHIBIT C

FORM OF
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
JOHN MARSHALL BANK
AND
BANK OF CLARKE

This Agreement and Plan of Merger (this “Agreement”), dated as of [•], is made by and between John Marshall Bank, a Virginia state-chartered bank that is a member of the Federal Reserve System (“John Marshall Bank”), and Bank of Clarke, a Virginia state-chartered bank that is a member of the Federal Reserve System (“Bank of Clarke”). Each of John Marshall Bank and Bank of Clarke may be referred to individually as a “Party,” or together as the “Parties.”

WITNESSETH:

WHEREAS, John Marshall Bank is a Virginia state-chartered bank that is a member of the Federal Reserve System, all the issued and outstanding capital stock of which is owned as of the date hereof directly by John Marshall Bancorp, Inc., a Virginia corporation (“JMSB”);

WHEREAS, Bank of Clarke is a Virginia state-chartered bank that is a member of the Federal Reserve System, all the issued and outstanding capital stock of which is owned as of the date hereof by Eagle Financial Services, Inc., a Virginia corporation (“EFSI”);

WHEREAS, JMSB, EFSI and George Sub, Inc., a Virginia corporation and wholly-owned subsidiary of JMSB (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of September 7, 2026, (as amended and/or supplemented from time to time, the “Holding Company Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Holding Company Merger Agreement, (a) Merger Sub will merge with and into EFSI (the “Merger”), with EFSI continuing as the surviving entity in the Merger and (b) immediately following the Merger, EFSI will merge with and into JMSB (the “Second Step Merger,” and together with the Merger, the “Mergers”), with JMSB continuing as the surviving corporation in the Second Step Merger;

WHEREAS, contingent upon the consummation of the Merger, on the terms and subject to the conditions contained in this Agreement, the Parties intend with the approval of the Bureau of Financial Institutions of the Virginia State Corporation Commission (the “VA BFI”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to effect the merger of Bank of Clarke with and into John Marshall Bank (the “Bank Merger”), with John Marshall Bank continuing as the resulting institution (the “Surviving Bank”) in accordance with Article 4, Chapter 8 of Title 6.2, Article 12, Chapter 9 of Title 13.1 and the other applicable provisions of the Code of Virginia (the “Virginia Code”) and the Bank Merger Act (the “BMA”);

WHEREAS, the Parties’ respective boards of directors have each approved this Agreement and the Bank Merger;

WHEREAS, EFSI, as the sole stockholder of Bank of Clarke, has approved, ratified and confirmed this Agreement, the Bank Merger and the principal terms thereof; and

WHEREAS, JMSB, as the sole stockholder of John Marshall Bank, has approved, ratified and confirmed this Agreement, the Bank Merger and the principal terms thereof.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01          The Merger. On the terms and subject to the conditions set forth in this Agreement and those set forth in the Holding Company Merger Agreement, at the Effective Time (as defined below), in accordance with the applicable provisions of the Virginia Code and BMA, (a) the Bank Merger shall occur, (b) the separate corporate existence of Bank of Clarke shall cease, and (c) John Marshall Bank, as the Surviving Bank, shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia state-chartered bank. The effect of the Bank Merger shall be as prescribed by applicable law. All assets of Bank of Clarke as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Parties existing as of the Effective Time. The name of the Surviving Bank will be “John Marshall Bank” following the Effective Time. The home office of the Surviving Bank shall be 2 East Main Street, Berryville, VA 22611.

Section 1.02          Closing. The closing of the Bank Merger will take place concurrently with the effective time of the Merger or at such other time and date as specified by the Parties, but in no case prior to the effective time of the Merger or the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party entitled to satisfaction thereof, at such place as is agreed by the Parties.

Section 1.03          Effective Time. Prior to the Effective Time, Bank of Clarke and John Marshall Bank, respectively, shall execute and cause to be filed such certificates of merger and such other documents, instruments and certificates as are necessary to make the Bank Merger effective concurrently with the effective time of the Merger. On the terms and subject to the conditions set forth in this Agreement and the Holding Company Merger Agreement, the Parties shall take all reasonable actions to cause the Bank Merger to be consummated by filing Articles of Merger meeting the requirements of Section 13.1-720 of the Code of Virginia with the Virginia State Corporation Commission (the “VSCC”). The Bank Merger shall become effective at such time and date as specified in the articles of merger to be filed with the VSCC (the “Effective Time”).

Exhibit C-2

Section 1.04          Articles of Incorporation and Bylaws of the Surviving Bank. The articles of incorporation of John Marshall Bank in effect immediately prior to the Effective Time, as such articles of incorporation are proposed to be amended substantially in the manner as set forth in Exhibit 1 to this Agreement, shall continue to remain in effect following the Effective Time until amended in accordance with applicable law and the terms thereof. The bylaws of John Marshall Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until amended in accordance with applicable law and the terms thereof.

Section 1.05          Board of Directors of the Surviving Bank. Effective as of the Effective Time, the board of directors of the Surviving Bank shall be as set forth in Section 7.15 of the Holding Company Merger Agreement.

Section 1.06          Executive Officers of the Surviving Bank. Effective as of the Effective Time, the executive officers of the Surviving Bank shall be those of John Marshall Bank, subject to the terms of Section 7.15 of the Holding Company Merger Agreement.

Section 1.07          Tax Treatment. It is the intention of the Parties that the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE II

CONSIDERATION

Section 2.01          Effect on Bank of EFSI Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Bank of Clarke, at the Effective Time, all shares of Bank of Clarke capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02          Effect on JMSB Bank Capital Stock. Each share of John Marshall Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

Section 2.03          Appraisal Rights. The sole shareholder of Bank of Clarke will not be entitled to appraisal rights pursuant to Article 15, Chapter 9 of Title 13.1 of the Virginia Code, and accordingly, no shares of the Surviving Bank will be disposed of as the result of dissenting shareholders.

Exhibit C-3

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01          Conditions Precedent. The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the satisfaction or, to the extent permitted by applicable law, written waiver of each of the following conditions prior to the Effective Time:

(a)           This Agreement shall have been ratified and approved by the written consent of the sole shareholder of each of John Marshall Bank and Bank of Clarke, in lieu of a meeting of shareholders.

(b)          The Merger shall have been, or concurrently with the Effective Time is, consummated in accordance with the terms of the Holding Company Merger Agreement.

(c)           All consents, approvals, waivers, non-objections, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

(d)          No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (as defined in the Holding Company Merger Agreement) (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the Bank Merger.

ARTICLE IV

TERMINATION AND AMENDMENT

Section 4.01          Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the Parties. This Agreement will terminate automatically prior to the Effective Time upon the termination of the Holding Company Merger Agreement without any further action of the Parties hereto. In the event of any termination of this Agreement as provided in this Section 4.01, this Agreement shall forthwith become void and have no effect.

Section 4.02          Amendment. This Agreement may not be amended, except by an instrument in writing executed and delivered by both Parties; provided, that after approval of this Agreement by the respective sole shareholder of each of John Marshall Bank and Bank of Clarke, there may not be, without further approval of such shareholders, an amendment to this Agreement that requires further approval of such shareholders under applicable law.

ARTICLE V

GENERAL PROVISIONS

Section 5.01          Representations and Warranties. Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes a valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).

Exhibit C-4

Section 5.02          Covenants. During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Holding Company Merger Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 5.04          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, return receipt requested, or by courier or overnight carrier, or by email (so long as no delivery failure or similar message is received) to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

(a)           if to Bank of Clarke, to:

2 East Main Street

PO Box 391

Berryville, VA 22611

Attention: Brandon C. Lorey

With a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
1001 Haxall Point

15th Floor

Richmond, VA 23219
Attention: Seth Winter
Email: seth.winter@troutman.com

Attention: Gregory F. Parisi

Email: gregory.parisi@troutman.com

and

(b)          if to John Marshall Bank, to:

1943 Isaac Newton Square, Suite 100

Reston, VA 20190

Attention: Chris Bergstrom

Email: cbergstrom@johnmarshallbank.com

Attention: Kent Carstater

Email: kcarstater@johnmarshallbank.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Michael P. Reed
Email: michael.reed@skadden.com;
Attention: Nicholas J. Colombo
Email: nicholas.colombo@skadden.com

Exhibit C-5

Section 5.05          Interpretation. The captions, table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles, Sections or Exhibits shall mean and refer to the referenced Articles, Sections and Exhibits of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are true, complete and correct.

Section 5.06          Counterparts. This Agreement may be executed in counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 5.07          Entire Agreement. This Agreement and the Holding Company Merger Agreement constitute the entire agreement between the Parties and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Exhibit C-6

Section 5.08          Governing Law; Jurisdiction.

(a)           Other than the provisions of the Virginia Code and BMA that are expressly applicable to the Bank Merger, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to choice of law principles that would apply the laws of a different jurisdiction.

(b)          Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the county of Fairfax in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.04.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08.

Section 5.09          Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the Parties and any attempted assignment in contravention of this Section 5.09 shall be null and void.

Section 5.10          Enforcement of Agreement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

Section 5.11          Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further the Parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

BANK OF CLARKE

By:
Name:
Title:

JOHN MARSHALL BANK

By:
Name:
Title:

[Signature Page to the Bank Merger Agreement]

Exhibit 1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

JOHN MARSHALL BANK

In accordance with the provisions of Section 13.1-707 and Section 13.1-710 of the Virginia Stock Corporation Act, as amended, and the articles of incorporation of John Marshall Bank (the “Bank”), the Bank does hereby deliver to the State Corporation Commission for filing these Articles of Amendment to the Articles of Incorporation of the Bank, which shall be effective upon filing.

FIRST: The name of the Company is John Marshall Bank.

SECOND: The text of the amendment is as follows:

Article II of the Articles of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

“Purpose. The Purpose of the Corporation is to engage in the trust business, the banking business and business related to or incidental thereto, including without limitation insurance agency and related businesses.”

THIRD: Pursuant to Section 13.1-707 of the Virginia Stock Corporation Act, the amendment required the approval of the Bank’s Board of Directors, which approval was obtained by unanimous written consent of the Bank’s Board of Directors on [●].

FOURTH: Pursuant to Section 13.1-707 of the Virginia Stock Corporation Act, the amendment required the approval of the Bank’s shareholders, which approval was obtained by written consent of the majority shareholder of the Bank, pursuant to Section 13.1-657 of the Virginia Stock Corporation Act and Article V of the Amended and Restated Articles of Incorporation of the Bank, on [●].

The undersigned has executed these Articles of Amendment on behalf of the Corporation.

Dated: [●]

JOHN MARSHALL BANK, a Virginia corporation

By:
Name:
Title:

EXHIBIT D

HOLDING COMPANY PLAN OF MERGER

Plan of Merger
merging
Eagle Financial Services, Inc.,
a Virginia corporation
with and into
John Marshall Bancorp, Inc.,
a Virginia corporation

Article I

THE MERGER

Section 1.1            The Merger.

(a)           Surviving Corporation. Upon the terms and subject to the conditions set forth in this plan of merger (the “Plan of Merger”) and in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”), Eagle Financial Services, Inc., a Virginia corporation (“EFSI”), shall be merged with and into John Marshall Bancorp, Inc., a Virginia corporation (“JMSB” and together with EFSI, each a “Party” and together, the “Parties”), at the Effective Time (as defined below) (the “Merger”), and the separate corporate existence of EFSI shall thereupon cease and JMSB shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b)           Effective Time. The Parties to the Merger will cause the Merger to become effective by filing articles of merger containing the Plan of Merger (the “Articles of Merger”) with the Clerk of the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”), which Articles of Merger will be executed and filed in accordance with the applicable provisions of the VSCA. The Merger shall become effective at the date and at the time specified in the Articles of Merger filed with the VSCC (the “Effective Time”).

(c)            Articles of Incorporation and Bylaws. At the Effective Time, (i) the articles of incorporation of JMSB as in effect immediately prior to the Effective Time shall remain unchanged and be the articles of incorporation of the Surviving Corporation and (ii) the bylaws of JMSB as in effect immediately prior to the Effective Time shall remain unchanged and be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the provisions thereof and applicable law.

Article II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS

Section 2.1            Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any action on the part of JMSB, EFSI, the Surviving Corporation or the shareholders of any of the foregoing, each share of capital stock of EFSI issued and outstanding immediately prior to the Effective Time shall be cancelled without any conversion thereof or payment of any consideration therefor, and the capital stock of JMSB issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as capital stock of the Surviving Corporation. Each certificate previously representing shares of capital stock of EFSI and any non-certificated shares of capital stock of EFSI shall not evidence any interest in EFSI or JMSB, the stock transfer book of EFSI shall be closed and no transfer of any shares of EFSI capital stock shall be recorded therein.

Article III

AMENDMENT

Section 3.1            Modification or Amendment. To the extent permitted by law, the Plan of Merger may be amended by a subsequent writing signed by each of the Parties at any time prior to the Effective Time.

Article IV

ABANDONMENT

Section 4.1            Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Board of Directors of JMSB and the Board of Directors of EFSI. Written notice of such abandonment shall be filed with the VSCC prior to the Effective Time.

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